As filed with the Securities and Exchange Commission on 16 March, 2007

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHINA MEDIA GROUP CORPORATION

(Name of small business issuer in its charter)

Texas	7359	32-003-4926
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1803 Chinachem Tower,

34-37 Connaught Road, Central, Hong Kong

+011 852 3171 1208 (ext. 222)

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Con Unerkov

President, Chief Executive Officer & Chief Financial Officer

China Media Group Corporation

9901 I.H. 10 West,

Suite 800, San Antonio, Texas, 78230

+011 852 3171 1208 (ext. 222)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2) (4)	Amount of registration fee (4)
Common Stock issuable pursuant to equity line of credit agreement	5,000,000 shares	$ 0.050(3)	$ 250,000	$ 7.70
Common Stock issuable pursuant to debenture purchase agreement	5,208.333 shares	$ 0.050	$ 260,417	$ 8.00
Common Stock underlying warrant (5)	15,625,000 shares	$ 0.050	$ 781,250	$ 24.00
	15,625,000 shares	$ 0.050	$ 781,250	$ 24.00
Common Stock issued as a commitment fee under equity line of credit agreement (4)	12,500,000 shares	$ 0.050	$ 625,000	$ 19.30
TOTAL REGISTRATION FEE				$ 83.00

(1)

In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. For purposes of this calculation we have used the average of the high and low prices of our common stock on the Over-the-Counter Bulletin Board on March 7, 2007.

(3)	The price per share will vary based on a pre-formulated purchase price as set out in this registration statement. Price indicated based on latest available price on March 7, 2007.
(4)	This Registration Statement on Form SB-2 covers shares of common stock to be offered in connection with the equity line of credit agreement with Tailor-Made.
(5)	This Registration Statement on Form SB-2 covers shares of common stock to be offered by Tailor-Made upon exercise and payment for certain warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholder may not sell any of the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 16, 2007

PRELIMINARY PROSPECTUS

53,958,333 shares

of Common Stock, no par value

CHINA MEDIA GROUP CORPORATION

This prospectus relates to the sale of up to 53,958,333 shares of common stock of China Media Group Corporation ("CMG") by Tailor-Made Capital Ltd. ("Tailor-Made," or the "Selling Stockholder)." See "The Selling Stockholder." We will not receive any proceeds from the sale of shares by the Selling Stockholder, but we will bear all of the expenses (other than underwriting discounts and commission payable by the Selling Stockholder) of this offering (estimated to be $56,083.00). See "Plan of Distribution." We will, however, receive proceeds from the sale and conversion of our convertible debentures, the exercise of warrants, and drawdowns under the equity line of credit. See "The Equity Line of Credit Arrangement." This prospectus relates to: (1) up to 5,208,333 shares to be acquired upon conversion of the 10% Convertible Debenture; (2) up to 5,000,000 shares to be acquired under the equity line of credit; (3) up to 31,250,000 shares to be acquired upon the exercise of two common stock purchase warrants to acquire 15,625,000 shares each; and (4) up to 12,500,000 shares acquired as a commitment fee in connection with the Equity Line of Credit.

Shares of our Common Stock are quoted and traded from time to time on the OTC Bulletin Board under the symbol "CHMD.OB." The average of the bid and asked price as of March 7, 2007 was $0.05.

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Investing in any of our securities involves a high degree of risk and speculation. You should carefully consider the risk factors beginning on page 8 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 16, 2007.

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TABLE OF CONTENTS

Page
Prospectus Summary...................................................................................................	2
Risk Factors................................................................................................................	8
Forward-Looking Statements.......................................................................................	18
Equity Line of Credit Arrangement...............................................................................	19
Use of Proceeds.........................................................................................................	23
Dividend Policy...........................................................................................................	23
Market for Common Equity and Related Stockholder Matters......................................	24
Capitalization................................................................................................................	31
Management's Discussion And Analysis Of Financial Condition And Results Of Operations....................................................................................................................	32
Business.......................................................................................................................	33
Management.................................................................................................................	36
Executive Compensation...............................................................................................	38
Security Ownership of Certain Beneficial Owners and Management...............................	42
Certain Relations and Related Transactions..............................................	44
Selling Stockholder.......................................................................................................	45
Description Of Capital Stock........................................................................................	46
Plan Of Distribution......................................................................................................	49
Legal Matters...............................................................................................................	50
Experts........................................................................................................................	50
Disclosure of Commission Position of Indemnification for Securities Act Liabilities..........	51
Where You Can Find Additional Information.................................................................	51

_____________

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or any other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information. Our business, financial condition, results of operations and prospects may have changed since that date.

DEFINITIONS AND CONVENTIONS

In this Prospectus, the following expressions shall have the following meanings unless the context indicates otherwise:-

References to "33 Act" or "Securities Act" means the Securities Act of 1933, as amended;

Reference to "34 Act" or "Exchange Act" means the Securities Act of 1934, as amended;

References to "China Media", "CMG", "CHMD", "we", "us", "our", and the "Company," means China Media Group Corporation and include, unless the context requires or indicate otherwise, its subsidiary;

References to "China" refer to the Peoples' of Republic of China;

References to "Common Stock" means the common stock, no par value, of China Media Group Corporation;

References to "Commission" or "SEC" means the U. S. Securities and Exchange Commission;

References to "Debenture Purchase Agreement" or "DPA" means the Debenture Purchase Agreement entered into between the Company and Tailor-Made on December 7, 2006 and closed on December 12, 2006 in respect of a $125,000 Convertible Debenture;

References to "ELOC Agreement" means the Equity Line of Credit Agreement entered into between the Company and Tailor-Made on December 7, 2006 and closed on December 12, 2006 in respect to the sale of $2,500,000 of our Common Stock;

References to "Selling Stockholder" means Tailor-Made Capital Ltd.;

References to "Tailor-Made", "Tailor-Made Capital" or "TMC" means Tailor-Made Capital Ltd., an Israeli company affiliated with Meitav Investment House ("Meitav"), which is a privately owned Israeli asset management and investment banking firm based in Israel.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. We urge you to read the entire prospectus carefully before making an investment decision.

The Company. China Media intents to become one of China's leading new age advertising and media companies through the use of new technologies and devices combined with the traditional media of TV, newspapers, magazines, billboards and internet to reach today's mobile society. China's advertising and media markets operate in a complex and tightly controlled and regulated environment. We have mainly focused on positioning the Company in China's growing advertising and new age media markets due to the increase in consumer spending power in a rapid growing economy.

Our business currently has three operating divisions: Advertising, Telecommunications and Mobile Computing, and Product Services, each of which is focused on a critical component of our business mission. The Advertising Unit seeks to develop and build an inventory of strategic and attractive ad placements locations in China. This advertising platform will be a key driver for our business to attract advertisers and customers. The Telecommunications and Mobile Computing Unit will be focusing on telecommunication technologies and networks, and wireless convergent devices to deliver information and adverting applications and services to the mobile society. The Product Services Unit will focus on working with our customers to market their products and to ultimately build our own branded products.

The address of the Company's executive offices is 1803 Chinachem Tower, 34-37 Connaught Road, Central, Hong Kong, and its telephone number is 852 31711208, ext.222.

Recent Developments

Some of the significant recent developments for the past year are highlighted below.

On March 13, 2007, we entered into a Sales and Purchase Agreement to acquire all the issued and outstanding shares of Good World Investments Limited ("Good World") from Central High Limited ("Central High") by the issuance of 125 million shares (the "Purchase Consideration"). Good World owns 50% of Beijing Ren Ren Health Culture Promotion Limited ("Beijing Ren Ren" or "BRR"). The Purchase Consideration was negotiated with reference to the BRR accounts and the underlying projects in BRR. Beijing Ren Ren is a company incorporated in China and is working with the Chinese Government on the benevolent project named "Great Wall of China Project". This project is to provide health education and health awareness in China and accordingly has the right to advertise in hospitals and districts in China. Our directors, Con Unerkov and Alex Ho, officers and directors of the Company, own 25% interests each in, but are not directors or officers of, Central High.

On January 13, 2007, we entered into a Sale and Purchase Agreement with an independent third party to acquire 18% of the registered capital of Guangzhou Waho Culture & Media Co., Ltd. ("GWCM") for US$243,000, $53,000 of which shall be paid in cash within 6 months and $190,000 of which was paid in 3,518,518 shares issued at the end of February 2007, calculated by reference to the then market value of the shares. GWCM, a Chinese company which focuses its business in online advertising for the China market, has a cooperative agreement with China Tietong Communications Co., Ltd., Guangdong Branch to be the exclusive partner to issue and advertise the China Tietong Guangdong Yellow Pages, both the print and online edition, for the province of Guangdong.

The Equity Line of Credit Arrangement. On December 7, 2006, we entered into an ELOC Agreement with TMC for the potential future issuance and sale of up to $2.5 million of our Common Stock, subject to certain restrictions and other obligations described elsewhere in this prospectus. Under the ELOC Agreement, we, at our sole discretion, may draw down on this equity line facility from time to time, and TMC is obligated to purchase shares of our Common Stock at a pre-formulated purchase price that constitutes a discount from the then market price. We are limited with respect to how often we can exercise a drawdown and the amount of each drawdown.

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Capitalization

Common Stock outstanding before this offering	370,835,127 shares*
Common Stock offered by the Selling Stockholder	53,958,333 shares
Common Stock to be outstanding after this offering	412,293,460 shares**
Use of proceeds	We will not receive any of the proceeds from the sale of shares by the Selling Stockholder.
OTC Bulletin Board symbol	CHMD

*	Inclusive of 12, 500, 000 shares of commitment fee under the ELOC Agreement.
**	The number of shares that will be outstanding after the offering is based on 370,835,127 shares of our Common Stock outstanding as of March 7, 2007.

-	excludes 21,800,000 shares of Common Stock issuable upon exercise of options outstanding at March 7, 2007 under our stock option plans;

-	assumes the exercise of outstanding warrants under the ELOC Agreement; and

-	assumes the conversion of the full amount drawn down under the Debenture Purchase Agreement.

-	assumes the 5 million shares drawn down under the ELOC Agreement.

Total proceeds raised by offering

We will not receive any proceeds from the sale of the shares covered hereby by any Selling Stockholder, but we will receive proceeds from the sale of shares pursuant to the ELOC Agreement, the sale and conversion of the convertible debentures and the exercise of the warrants.

Any such funds we receive under the ELOC Agreement and the Debenture Purchase Agreement will be used for general working capital purposes. See "Use Of Proceeds."

Risk Factors	There are significant risks involved in investing in our Company. See "Risk Factors" for a discussion of the risk factors that make investing in our shares both speculative and of high risk.

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The Offering

Pursuant to the ELOC Agreement, we may, at our discretion, periodically sell and issue to TMC shares of our Common Stock and TMC shall be obligated to purchase from us, up to an aggregate of $2.5 million (the "Commitment Amount") worth of shares. (the "Draw Down") during the 24 consecutive months commencing immediately after the effective date of the registration statement, of which this prospectus is a part, but in no event later than the 36 month anniversary of the date of the ELOC Agreement (the "Commitment Period").

The amount of each Draw Down is subject to a minimum of $20,000 and a maximum of the lesser of $250,000 and the average daily dollar trading volume of the shares during the 20 trading days immediately prior to the day the Draw Down Notice is delivered to TMC. Only one Draw Down shall be allowed in a period of ten (10) consecutive trading days including and immediately preceding the date on which the applicable notice is delivered to TMC (the "Draw Down Pricing Period"), and we may not exercise a draw down until a mandatory 5 trading days between Draw Down Pricing Periods (the "Trading Cushion") has elapsed since the end of the previous Draw Down Pricing Period. TMC will pay CMG the purchase price of the shares during each applicable Draw Down Pricing Period at a pre-formulated purchase price constituting a discount from the then market price. Tailor-Made has also agreed that neither it nor its affiliates will engage in any short selling of the shares. Tailor-Made received a one-time commitment fee in the form of 12,500,000 shares of Common Stock on December 12, 2006. In addition, we also issued 2 warrants in the name of Tailor-Made Capital Ltd. to purchase up to 15,625,000 shares each, or an aggregate of 31,250,000 shares.

Tailor-Made may sell any shares purchased under the ELOC Agreement at the then prevailing market price. The Company's issuing a substantial number of shares under the ELOC Agreement carries a high degree of risk for investors, including: dilution in net tangible value per share; a significant decline in market price because of a large number of shares for sale overhanging the market; our inability to draw sufficient funds when needed under the ELOC Agreement or to raise needed capital by a new offering of securities. See "Risk Factors."

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The registration statement of which this prospectus is a part covers the issuance and resale of the following securities:

*

5,000,000 shares to be issued to Tailer-Made under the ELOC Agreement, at an assumed purchase price of 0.05 per share. We would receive gross proceeds of approximately $250,000 if all 5,000,000 shares registered were issued. We would need to issue 50 million shares at this assumed price to obtain the entire all $2.5 million available under the equity line of credit. We are not required to drawdown or use the full amount available under the ELOC Agreement.

*	12,500,000 shares issued to Tailor-Made as the commitment fee for entering into the ELOC Agreement.

*

5,208,333 shares of Common Stock under the Debenture Purchase Agreement with Tailor-Made. Pursuant to the terms of the DPA, the Company may sell and issue to TMC, and TMC will purchase from the Company, up to an aggregate of $125,000 of 10% convertible debentures ("Convertible Debenture"). Each Convertible Debenture is due one year from the date of issue, bears interest at the rate of 10% per annum payable on the conversion date or at maturity, and convertible at TMC's discretion at any time prior to maturity at $0.024 per share. Under the DPA, the Company can issue the Convertible Debentures in 3 stages: 1) $50,000 upon signing the DPA, 2) $50,000 upon filing the registration statement covering the shares issuable upon conversion, and 3) $25,000 upon the effective date of the registration statement. On December 20, 2006, the Company issued $50,000 in principal amount of Convertible Debentures pursuant to the DPA.

*

31,250,000 shares upon exercise of two warrants issued to Tailor-Made. Warrants to purchase 15,625,000 shares are exercisable at $0.030 per share and warrants to purchase an additional 15,625,000 shares are exercisable at $0.036 per share. Both warrants are immediately exercisable and expire on May 12, 2009.

Summary Consolidated Financial Data

The following summary consolidated financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

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CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Year ended December 31 2006 (Audited)	Year ended December 31 2005 (1) (Audited)

REVENUES	$ 79,600	$ -

OPERATING EXPENSES
Cost of product sales	59,373	-
Selling, general and administrative	1,528,829	124,469
	-------------------------	-----------------------
Total operating expenses	$ (1,588,202)	$ (124,469)

Operating loss before interest expense and income taxes	(1,508,602)	(124,469)
Interest Expense	(7,141)	(7,434)
	-------------------------	-----------------------
Net loss	$ (1, 515,743)	$ (131,903)
	===========	============
Earnings per share:

Weighted average number of shares outstanding
Basic and diluted(3)	340,809,108	343,940,812
	===========	============
Net loss per share of common stock
Basic and diluted(2)	$ (0.01)	$ (0.01)
	===========	============

(1)	Development stage company until Q2 2006.
(2)	Basic and diluted loss per share is not calculated.
(3)

Weighted average number of shares used to compute basic and diluted loss per share for the years ended December 31, 2006 and 2005 are the same since the effect of dilutive securities are anti-dilutive.

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BALANCE SHEET DATA

	As of December 31, 2006 (Audited)	As of December 31, 2005 (Audited)

Cash and Cash Equivalents	$ 63,039	$ 7,001
Working Capital	(709,115)	(145,544)
Total Assets	269,819	7,001
Total Liabilities	(825,845)	(183,345)
Total Stockholders_ Deficit	$ (556,026)	$ (176,344)
	=============	=============

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RISK FACTORS

An investment in the securities offered by this prospectus involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to purchase our shares. If any of these risks were to occur, our business could be harmed, the market price of our stock could decline and you could lose all or part of your investment.

RISKS RELATED TO OUR SHARES, LACK OF OPERATING HISTORY, LACK OF PROFITABLE OPERATIONS, POOR FINANCIAL CONDITION AND LACK OF AN ESTABLISHED TRADING MARKET FOR OUR SHARES

Future sales by holders of restricted shares and the Selling Stockholder may adversely affect our stock price and our ability to raise funds in new stock offerings.

Sales of the relatively large number of shares covered by this prospectus in the public market following this offering could have a depressive effect on the market price and could lower the market price. Such sales may also make it more difficult for us to sell our securities in the future at a time and price that our management deems acceptable or at all. Of the 370,835,127 shares of Common Stock outstanding as of March 7, 2007, approximately 167,357,524 restricted shares are, or will be, freely tradable in one year without restriction, unless held by our "affiliates."

The more than 50 million shares covered by this prospectus also will be freely tradable, without restriction, immediately upon effectiveness of this registration statement. Other stockholders may have difficulty in liquidating their shares as a result.

The Selling Stockholder will pay less than the then-prevailing market price of our shares under the equity line of credit agreement.

The shares to be issued under the ELOC Agreement will be issued at prices ranging from 90% to 100% of the lowest closing price of our Common Stock during the 10 trading days immediately before our draw down notice is delivered to TMC. These sales of our shares at discounted prices to the Selling Stockholder may adversely affect other stockholders by causing the market price of our shares to decline and also by cause a decrease in the net tangible value of our shares.

The sale of our stock under the equity line of credit agreement could encourage short sales by third parties, which could contribute to the further decline in our market price.

The significant downward pressure on the price of our shares that would be caused by the sale of a substantial number of shares acquired under the ELOC Agreement could encourage short sales by third parties, which could place further downward pressure on the market price.

The trading market for our shares is limited and sporadic, with the result that stockholders may have difficulty in liquidating their shares.

Our shares have been quoted and traded from time to time on the Over-the-Counter Bulletin Board but such limited and sporadic activity may not constitute an established trading market. Thinly traded common stock can be more volatile than common stock trading in an active, established public market. There is no assurance that an established trading market will develop.

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The price you pay in this offering will fluctuate and may be higher or lower than the prices paid by TMC.

The price in this offering will fluctuate based on the prevailing market price of the Common Stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by the Selling Stockholder for its shares.

We may not be able to access sufficient funds under the Equity Line of Credit Agreement when needed.

We are dependent on external financing to fund our operations. Necessary financing may not be available in sufficient amounts or at all when needed. Our ability to raise funds under the ELOC Agreement is limited by minimum and maximum amounts and timing constraints, as well as our inability to use the facility because we are in possession of material nonpublic information when we have not publicly disclosed a material corporate development.

We may be limited in the amount we can raise under the equity line of credit agreement because of concerns about selling more shares into the market than the market can absorb without a significant price adjustment.

We will want to avoid placing more shares into the market than the market's ability to absorb the increase without a significant downward pressure on the market price. This potential adverse impact on the market price may limit our willingness to use the ELOC Agreement. Until there is a greater trading volume, it appears unlikely that we will be able to access the maximum amount we can draw down without an adverse impact on the stock price.

The equity line of credit agreement will restrict our ability to obtain necessary financing and adversely affect our stockholders.

For the life of the convertible debentures and warrants, the Selling Stockholder is given, at costs discounted from the market price, the opportunity to profit from a rise in the market price for our shares, resulting in dilution of the interest of other stockholders; the terms on which the Company could obtain necessary financing may be adversely affected during that period; and the Selling Stockholder might be expected to convert the debentures or exercise the warrants at a time when the Company would, in all likelihood, be able to obtain any needed financing by a new offering of securities on terms more favorable than those provided for by the convertible debentures or warrants.

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The pricing is relatively expensive if only a small part of the facility is ever used.

We have not decided how much of the commitment amount under the ELOC Agreement we will use. The pricing (commitment fee of 12,500,000 shares of our Common Stock plus the range of discount of up to 10% to the relevant market trading prices and the 10% commission in cash and in warrants) is relatively expensive if only a small part of the facility is ever used.

Private equity lines are relatively new concepts that have not been fully vetted by the courts.

Private equity lines of credit are relatively recent creations and differ in significant ways from traditional Private Investment in Public Equity ("PIPE") financing transactions. The staff of the SEC's Division of Corporate Finance has taken the position that, as long as certain criteria are met, the staff will not recommend enforcement action with respect to the private equity lines of credit or the related "resale" registration statement. It should be noted however, that the staff's position, although significant, is not a definitive interpretation of the law and is not binding on the SEC or the courts. Accordingly, there is a risk that the SEC or the court may find this type of financing arrangement, or the manner in which it is implemented, to violate securities laws.

If we are unable to obtain additional funds from other financings we may have to curtail the scope of our operations significantly and alter our business model.

We must achieve profitability for our business model to succeed. Prior to accomplishing this goal, we may need to raise additional funds, from equity or debt sources. Our cash requirements are substantial, and the equity line still may not be sufficient to meet our cash needs in the future. In addition, draw downs are available only once every 5 trading days. If additional financing is not available when required or is not available on acceptable terms, we may be unable to continue our operations at current or planned levels. In addition, any failure to raise additional funds in the future may result in our inability to successfully secure our advertising platform, take advantage of business opportunities or respond to competitive pressures, any of which circumstances could have a material adverse effect on our financial condition and results of operations.

If the price or the trading volume of our Common Stock does not reach certain levels, we will be unable to draw down all or substantially all of the $2.5 million under the equity line, which may force us to significantly curtail the scope of our operations and alter our business plan.

The amount of each draw down is subject to a minimum of $20,000 and a maximum amount of the lesser of $250,000 and the average daily dollar trading volume of the Common Stock during the 20 trading days immediately prior to the Draw Down Notice is delivered. If the market price and trading volume falls below certain levels, then we will not be able to draw down all $2.5 million and we may have to curtail the scope of our operations as contemplated by our business plan.

We may use the proceeds of this offering in ways with which you may not agree.

Net proceeds to us from draw downs, conversions of convertible debentures or exercise of warrants will be used principally for working capital, for the continued development of our advertising platform and the distribution of the M.A.G.I.C. convergent devices, general corporate purposes and general administration purposes. We have not allocated any specific amount of our net proceeds for any particular purpose. Consequently, our management will have broad discretion with respect to the expenditure of the net proceeds, including discretion to use the proceeds in ways with which you may not agree.

The market for our shares has experienced in the past, and is expected to experience in the future, significant price and volume volatility, which substantially increases the risk of loss to persons owning our shares.

Because of the limited trading market, and because of the possible price volatility, you may not be able to sell your shares when you desire to do so. In 2006, our stock price ranged from a high of $0.71 to a low of $0.014 per share. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price of our shares may suffer greater declines because of its price volatility.

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Enforceability of Civil Liabilities under the Securities Act of 1933 Against Foreign Persons will be very difficult if not impossible.

The Selling Stockholder is domiciled in Israel and a substantial portion of its assets are located outside of the United States. While the Company is a Texas corporation, its officers and directors reside outside the United States and substantially all the assets of the Company and its officers and directors are located outside the United States. As a result: investors may not be able to effect service of process within the United States upon such persons and may not be able to enforce against such persons judgments obtained in United States courts predicated upon the civil liability provisions of the Securities Act of 1933; and foreign courts may not enforce, in original actions, liabilities against such persons predicated solely upon the Securities Act of 1933.

Our common stock is subject to restrictions on sales by broker-dealers and penny stock rules, which may be detrimental to investors.

Our common stock is subject to SEC regulations applicable to "penny stock." Penny stock includes any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Rules 15g-1 through 15g-9 under the Securities Exchange Act of 1934 impose certain sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and "accredited investors" (as defined in Rule 501(c) of the Securities Act of 1933). For transactions covered by these rules, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our shares and purchasers of our shares to sell their shares. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule proscribed by the SEC relating to the penny stock market must be delivered by a broker-dealer to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations. The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our shares.

RISKS RELATED TO EXISTING AND PROPOSED OPERATIONS

We have incurred losses since our inception and we may not achieve or maintain profitability.

We have not been profitable in any fiscal period since our inception and may not be profitable in future periods. At December 31, 2006, we had an accumulated deficit of approximately $1.8 million. We expect that our expenses relating to sales and marketing, technology development, general and administrative functions, as well as the development of our advertising platform and infrastructure, will increase in the future. We will need to increase our revenues to be able to achieve and then maintain profitability in the future. We may not be able in a timely manner to obtain necessary financing or to reduce our expenses in response to any decrease or shortfall in our revenues, and our failure to do so would adversely affect our operating results and our efforts to achieve or maintain profitability. We cannot predict when, or if, we will become profitable in the future. Even if we achieve profitability, we may not be able to sustain it.

We have a significant working capital deficit and will need additional funding to support our operations and capital expenditures; sufficient funding may not be available to us, and the unavailability of funding could adversely affect our business.

As of December 31, 2006, we had a working capital deficit of approximately $0.709 million. We have no committed sources of additional capital to finance the expansion of our business. Due to our recurring losses, negative cash flows, working capital deficit, and accumulated deficits, the report of our independent registered public accounting firm dated February 14, 2007 expressed substantial doubt about our ability to continue as a going concern. For capital expenditures, we will need additional funds to continue our operations, expand our staffing, develop our advertising and mobile devise businesses, pursue business opportunities (such as licensing or acquisition of complementary technologies or businesses), react to unforeseen difficulties and respond to competitive pressures. We cannot assure that any financing other than the costly equity line of credit will be available to us at any time in the future, in amounts or on terms acceptable to us, or at all. Furthermore, the sale of additional equity or convertible debt securities may result in additional dilution to our existing stockholders. If adequate additional funds are not available, we may be required to delay, reduce the scope of or eliminate implementation of material parts of our business strategy, potentially including the development or acquisition of additional advertising and mobile device businesses and capabilities.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include in its annual report a management report on such company's internal controls over financial reporting which contains management's assessment of the effectiveness of the company's internal controls over financial reporting. In addition, an independent registered public accounting firm must attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting. These requirements may first apply to our annual report on Form 10-K for the fiscal year ending December 31, 2007. Our management may conclude that our internal controls over financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management's assessment or may issue a report that is qualified if they are not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We are a young company with limited accounting personnel and other resources with which to address our internal financial controls and procedures. If we fail to timely achieve and maintain the adequacy of our internal financial controls, we may not be able to conclude that we have effective internal controls over financial reporting at a reasonable assurance level. Moreover, effective internal controls over financial reporting are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the market price of our common stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with and the rules adopted by the SEC.

< 11 >

Our limited operating history and rapidly evolving business makes it difficult for us to accurately forecast revenues and expenses.

We have a limited operating history on which to base an evaluation of our business and prospects. Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our prospects must be considered in light of inherent risks, expenses, and difficulties encountered by companies in their early stages of development, particularly in new and evolving markets.

We commenced our advertising and mobile devices operations in April 2006 and have a very limited operating history for these operations. Our operating results to date relate principally to the mobile device business. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving industries, and in particular our future operations in China. Since October 2005, we have announced a number of proposed transactions to develop this business and which we believe will have a material impact on our operations for the fiscal year ending December 31, 2007 and beyond. As a result, it is difficult for us to predict future revenues and operating expenses. We based our expense levels, in part, on our expectations of future revenues from these transactions. If our advertising and mobile device business develops slower than we expect, our losses may be higher than anticipated, we may have to curtail parts of our business plan and to the market price of our stock may decline.

Some of the other risks and uncertainties of our business relate to our ability to:

-	offer new and innovative products and services to attract and retain a larger consumer base;
-	attract customers;
-	increase awareness of our brand and continue to develop consumer and customer loyalty;
-	respond to competitive market conditions;
-	respond to changes in our regulatory environment;
-	manage risks associated with intellectual property rights;
-	maintain effective control of our costs and expenses;
-	raise sufficient capital to sustain and expand our business;
-	attract, retain and motivate qualified personnel; and
-	upgrade our technology to support increased traffic and expanded services.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

< 12 >

The development of our business is dependent upon the completion and integration of acquisitions and other transactions that have only recently or not yet closed.

Our principal focus is on our advertising and mobile device businesses in the People's Republic of China which we are creating through the acquisition of various entities and assets, and organic growth. These potential acquisitions have not closed to date and may never close. Accordingly, it is difficult to evaluate our business based upon our historical financial results, including those for the year ended December 31, 2006. Even if we closed potential acquisitions, our business will not be successful if we are unable to successfully operate and integrate the businesses we acquire. We expect to continually look for new businesses to acquire to maintain and sustain our operations. If we fail to identify such business, are unable to acquire such businesses on reasonable terms, or fail to successfully integrate such businesses, our operating results and prospects could be harmed.

We face significant competition and may suffer from a loss of users and customers as a result.

We expect to face significant competition in our advertising business, particularly from other companies that seek to provide similar services. Many of these competitors have significantly greater financial resources and more personnel than we do. They may also have longer operating histories and more experience in attracting and retaining and managing customers. They may use their experience and resources to compete with us in a variety of ways, including by competing more for users, customers, distributors, media channels and by investing more heavily in research and development and making acquisitions. If we fail to compete effectively, our business, financial condition and results of operation will be adversely affected.

Our business depends on a strong brand, and if we are not able to maintain and enhance our brand, our business and operating results may be harmed.

We believe that recognition of our brand will contribute significantly to the success of our business. We also believe that maintaining and enhancing our brand is critical to expanding our base of consumers and customers. As our market becomes increasingly competitive, maintaining and enhancing our brand will depend largely on our ability to remain as a advertising leader in China, which may be increasingly difficult and expensive.

We may face intellectual property infringement claims and other related claims that could be time-consuming and costly to defend and may result in our inability to continue providing certain of our existing services.

Technology and advertising companies are frequently involved in litigation based on allegations of infringement of intellectual property rights, unfair competition, invasion of privacy, defamation and other violations of third-party rights. The validity, enforceability and scope of protection of intellectual property, particularly in China, are uncertain and still evolving. In addition, many parties are actively developing and seeking protection for technologies, including seeking patent protection. There may be patents issued or pending that are held by others that cover significant aspects of our technologies, products, business methods or services. As we face increasing competition and as litigation becomes more common in China for resolving commercial disputes, we face a higher risk of being the subject of intellectual property infringement claims.

Intellectual property litigation is expensive and time consuming and could divert resources and management attention from the operations of our businesses. If there is a successful claim of infringement, we may be required to pay substantial fines and damages or enter into royalty or license agreements that may not be available on commercially acceptable terms, if at all. Our failure to obtain a license of the rights on a timely basis could harm our business. Any intellectual property litigation could have a material adverse effect on our business, financial condition or results of operations.

If we fail to attract customers for our advertising and convergent device business our growth prospects could be seriously harmed.

Our advertising customers will not maintain their business relationships with us if we cannot secure attractive ad/sign placements. In addition our distributors will not work with us if the convergent device does not sell well or does not have adequate sales margin for their sales channels. Failure to retain advertisers, customers, distributors or channel partners could seriously harm our business and growth prospects.

Because we primarily rely on distributors in distributing M.A.G.I.C. Convergent Devices, our failure to retain key distributors or attract additional distributors could materially and adversely affect our business.

We will rely heavily on a nationwide distribution network of third-party distributors for sales to, and collection of payment from, our corporate and consumer customers. If our distributors do not provide quality services to our consumer customers or otherwise breach their contracts with our consumer customers, we may lose customers and our results of operations may be materially and adversely affected. We will sign distributing agreements with our distributors, although we may not sign any long-term agreements with them, but we cannot assure that we can maintain favorable relationships with them. Our distribution arrangements will be non-exclusive. Furthermore, some of our potential distributors may have contracts with our competitors or potential competitors and may not sign distribution agreements with us. If we fail to retain our key distributors or attract additional distributors on terms that are commercially reasonable, our business and results of operations could be materially and adversely affected.

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We may not be able to manage our expanding operations effectively.

We commenced our mobile device and advertising services operations in early 2006. We anticipate significant continued expansion of our business in 2007 as we focus growth in our consumer and customer base and market opportunities. To manage the potential growth of our operations and personnel, we will be required to improve operational and financial systems, procedures and controls, and expand, train and manage our growing employee base. Furthermore, our management will be required to maintain and expand our relationships with customers. We cannot assure that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations.

Our success depends on the continuing efforts of our senior management team and other key personnel and our business may be harmed if we lose their services.

Our future success depends heavily upon the continuing services of the members of our senior management. If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and key personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or key personnel, or attract and retain high-quality senior executives or key personnel in the future.

In addition, if any member of our senior management team or any of our other key personnel joins a competitor or forms a competing company, we may lose customers, distributors, know-how and key professionals and staff members. Each of our executive officers and key employees has entered into an employment agreement with us which contains confidentiality and non-competition provisions. Legal proceedings to enforce such provisions would be costly in both money and management time and such provisions may not be enforced or enforceable.

We rely on highly skilled personnel and if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

Our performance and future success depends on the talents and efforts of highly skilled individuals. We will need to continue to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in our industry for qualified employees is intense. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

As competition in our industry intensifies, it may be more difficult for us to hire, motivate and retain highly skilled personnel. If we do not succeed in doing so, we may be unable to grow effectively.

We have limited business insurance coverage.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. We do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster may result in our incurring substantial costs and the diversion of our resources.

Any change of the indefinite status of any of our intangible assets may require us to record additional amortization expenses

Some of our intangible assets are characterized as indefinite intangible assets and therefore are not required to be amortized. Any changes of the conditions upon which we based categorization of these intangible asset as indefinite will likely require us to amortize these intangible assets over their economic life. Such additional amortization cost could adversely impact our net income and earnings per share.

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RISKS RELATED TO DOING BUSINESS IN CHINA

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with certain of our affiliated Chinese entities. We are considered foreign persons or foreign invested enterprises under PRC law. As a result, we are subject to PRC law limitations on foreign ownership of advertising companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

As our advertising and convergent devices business expands, we expect an increasing portion of our business operations to be conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China's economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While China's economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by governmental control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the PRC government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.

Our subsidiaries and affiliates are subject to restrictions on paying dividends and making other payments to us and we do not intend to pay cash dividends in the future.

As our advertising and convergent devices business develops, we expect to increasingly rely on dividends payments from our subsidiaries and affiliated entities in China. However, PRC regulations currently permit payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. Our subsidiaries and affiliated entities in China are also required to set aside a portion of their after-tax profits according to PRC accounting standards and regulations for certain reserve funds. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Furthermore, if our subsidiaries or affiliated entities in China incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If either we or our subsidiaries is unable to receive all of the revenues from our operations through these contractual or dividend arrangements we may be un able to declare dividends on our common stock. Moreover, we do not intend to pay cash dividends in the future, but to use any earnings to develop and grow our business.

< 15 >

Uncertainties with respect to the PRC legal system could adversely affect us.

We will conduct a substantial and increasing portion our business through subsidiaries and affiliated entities based in China. Our operations in China are governed by PRC laws and regulations. Our subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedent value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on governmental policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the conversion of RMB to foreign currencies and, in certain cases, the remittance of currencies out of China. As our internet and advertising business expands, we expect to derive an increasing percentage of our revenues in RMB. Under our current structure, we expect our income will be primarily derived from dividend payments from our PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries and our affiliated entities to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required when RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our demands, we may not be able to pay dividends in foreign currencies to our stockholders, including holders of our common stock.

Fluctuation in the value of RMB may have a material adverse effect on your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decades-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. This change in policy has resulted in an approximately 2.0% appreciation of the RMB against the U.S. dollar. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and significant appreciation of the RMB against the U.S. dollar. As our internet and advertising business continues to grow, a greater portion of our revenues and costs will be denominated in RMB, while a significant portion of our financial assets may be denominated in U.S. dollars. We expect to rely significantly on dividends and other fees paid to us by our subsidiaries and affiliated entities in China. Any significant revaluation of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our common stock in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes.

< 16 >

We may not be able to consolidate the financial results of some of our affiliated companies or such consolidation could materially adversely affect our operating results and financial condition.

For PRC regulatory reasons, much of our operations are/will be conducted through affiliated companies which currently are considered for accounting purposes as variable interest entities ("VIEs"), and we are considered the primary beneficiary, enabling us to consolidate its financial results in our consolidated financial statements. In the event that in the future a company we hold as a VIE would no longer meet the definition of a VIE, or we are deemed not to be the primary beneficiary, we would not be able to consolidate line by line that entity's financial results in our consolidated financial statements for PRC purposes. Also, if in the future an affiliate company becomes a VIE and we become the primary beneficiary, we would be required to consolidate that entity's financial results in our consolidated financial statements for PRC purposes. If such entity's financial results were negative, this could have a corresponding negative impact on our operating results for PRC purposes. However, any material variations in the accounting principles, practices and methods used in preparing financial statements for PRC purposes from the principles, practices and methods generally accepted in the United States and in the SEC accounting regulations must be discussed, quantified and reconciled in financial statements for United States and SEC purposes.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of SARS, Avian Flu or another epidemic or outbreak. China reported a number of cases of SARS in April 2004. Any prolonged recurrence of SARS or other adverse public health developments in China may have a material adverse effect on our business operations. For instance, health or other governmental regulations adopted in response may require temporary closure of Internet cafes, which is one of the avenues where users could access our websites, or of our offices. Such closures would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS or any other epidemic.

When we account for employee share options using the fair value method, such accounting treatment could significantly reduce our net income.

We issue securities including stock options to attract and retain employees. On December 16, 2004, the Financial Accounting Standard Board, or FASB, issued FASB Statement No. 123(R), Share-Based Payment, which requires a public company to recognize, as an expense, the fair value of stock options and other share-based compensation to employees at the first fiscal year that begins on or after June 15, 2005. Currently, we record share-based compensation to the extent that the fair value of the shares on the date of grant exceeds the exercise price of the option. We recognize compensation expense over the related vesting periods. See section "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS - Critical Accounting Policies for a more detailed presentation of accounting for share-based compensation plans" elsewhere in this Prospectus.

< 17 >

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information related to our business that are based on our current expectations and beliefs, including estimates and projections about our industry. Forward-looking statements may be identified by use of terms such as "anticipates," "expects," "intends," "plans,"seeks," "estimates," "believes" and similar expressions, although some forward-looking statements are expressed differently. Statements concerning our financial position, business strategy and plans or objectives for future operations are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and may cause actual results to differ materially from management's current expectations. Such risks and uncertainties include those set forth herein under "Risk Factors." The forward-looking statements in this prospectus speak only as of the time they are made and do not necessarily reflect our outlook at any other point in time. Except as may be required under the federal securities laws, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to read any further disclosures we make on related subjects in our Form 10-KSB, Form 10-QSB and Form 8-K reports to the Securities and Exchange Commission. Also note that under the caption "Risk Factors," we provide a cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses. These are factors that we think could cause our actual results to differ materially from expected and historical results. Other factors besides those listed in "Risk Factors," including factors described as risks in our filings with the Securities and Exchange Commission, could also adversely affect us.

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EQUITY LINE OF CREDIT ARRANGEMENT

Summary

On December 7, 2006, we entered into the ELOC Agreement with TMC. TMC is an Israeli company affiliated with Meitav Investment House, which is a privately owned asset management and investment banking firm based in Israel.

Pursuant to the ELOC Agreement, we may, at our discretion, periodically sell shares of our Common Stock to TMC and TMC shall be obligated to purchase from us, up to an aggregate of $2.5 million (the "Commitment Amount") worth of shares of our Common Stock (the "Draw Down") during the 24 consecutive months commencing immediately after the effective date of the registration statement, of which this prospectus is a part, but in no event later than the 36 month anniversary of the date of the ELOC Agreement (the "Commitment Period").

The amount of each draw down is subject to a minimum of $20,000 and a maximum amount of the lesser of $250,000 and the average daily dollar trading volume of the Common Stock during the 20 trading days immediately prior to the Draw Down Notice being delivered to TMC. Only one Draw Down shall be allowed in a period of ten (10) consecutive trading days including and immediately preceding the date on which the applicable notice is delivered to TMC (the "Draw Down Pricing Period"), and we may not exercise a draw down until the mandatory 5 trading days between Draw Down Pricing Period (the "Trading Cushion") has elapsed since the end of the previous Draw Down Pricing Period. TMC will pay us the purchase of the shares during each applicable Draw Down Pricing Period at the purchase price per share as determined below:-

-	First $500,000 draw down of the Commitment Amount

If	then
(a) MP < $0.036	PP = 90% of MP
(b) MP > or = $0.036 and < or = $0.042	PP = 91% of MP
(c) MP > $0.042 and < or = $0.048	PP = 93% of MP
(d) MP > $0.048	PP = 96% of MP

-	Second $500,000 draw down of the Commitment Amount

If	then
(a) MP < $0.036	PP = 91% of MP
(b) MP > or = $0.036 and < or = $0.042	PP = 92% of MP
(c) MP > $0.042 and < or = $0.048	PP = 94% of MP
(d) MP > $0.048	PP = 97% of MP

-	Third $500,000 draw down of the Commitment Amount

If	then
(a) MP < $0.036	PP = 92% of MP
(b) MP > or = $0.036 and < or = $0.042	PP = 93% of MP
(c) MP > $0.042 and < or = $0.048	PP = 95% of MP
(d) MP > $0.048	PP = 98% of MP

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-	Fourth $500,000 draw down of the Commitment Amount

If	then
(a) MP < $0.036	PP = 93% of MP
(b) MP > or = $0.036 and < or = $0.042	PP = 94% of MP
(c) MP > $0.042 and < or = $0.048	PP = 96% of MP
(d) MP > $0.048	PP = 99% of MP

-	Fifth $500,000 draw down of the Commitment Amount

If	then
(a) MP < $0.036	PP = 94% of MP
(b) MP > or = $0.036 and < or = $0.042	PP = 95% of MP
(c) MP > $0.042 and < or = $0.048	PP = 97% of MP
(d) MP > $0.048	PP = 100% of MP

Where MP = Market Price: the lowest closing price during the Draw Down Pricing Period;
PP = Purchase Price per Share

< 20 >

In addition, we may not request Draw Downs if the shares to be issued in connection with such Draw Downs exceeds 4.999% of the then issued and outstanding shares as reported in the Company's most recent periodic report filed with the SEC.

TMC has agreed that neither it nor its affiliates will engage in any short selling of our Shares during the period commencing on the date of the ELOC Agreement and ending on the earliest of (i) the 24 month anniversary of the date that this initial registration statement filed by the Company pursuant to the Registration Rights Agreement is first declared effective by the SEC ("Effective Date"), (ii) such time that the Company has exercised Draw Downs for the entire Commitment Amount, (iii) the 36 month anniversary of the date of the ELOC Agreement and (iv) the termination of the ELOC Agreement.

The number of shares purchased by TMC for each Draw Down (the "Draw Down Shares") shall be issued within one trading day of the end of the applicable Draw Down Pricing Period (the "Settlement Date"). The number of Draw Down Shares to be issued on a Settlement Date shall be equal to the dollar amount of the Draw Down divided by the lesser of the purchase price as calculated during the applicable Draw Down Pricing Period and, if the applicable Draw Down Shares are not delivered on or before the applicable Settlement Date, the purchase price as calculated during the applicable Draw Down Pricing Period, but assuming such Draw Down Pricing Period is extended through the trading day immediately prior to the date the applicable Draw Down Shares are actually delivered to TMC.

Pursuant to the ELOC Agreement, the effectiveness of the sale of the shares is conditioned upon our registering the shares with the SEC and obtaining all necessary permits or qualifying for exemptions under applicable state law. The costs associated with this registration will be borne by us.

Prior to entering into the ELOC Agreement, our Board of Directors considered several alternative financing proposals and methods, including equity lines of financing and debentures with other potential investors, other forms of private investment in private equity transactions, private placements and public offerings. The Board eventually determined that the financing arrangement with TMC was the best option in light of the terms of and amount of funding that was offered, the offer of both up-front cash and a longer term committed source of financing, the speed at which the financing could be arranged, and the overall terms and conditions of the financing.

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Equity Line of Credit Arrangement Explained

Pursuant to the ELOC Agreement, we may periodically sell shares of Common Stock to TMC to raise capital to fund our working capital needs. The periodic sale of shares is known as a Draw Down. We may request a Draw Down five (5) trading days after the end of the prior Draw Down Pricing Period which is 10 days immediately following the issue of the Draw Down Notice to TMC.

Our right to deliver a Draw Down Notice is subject to fulfillment by us of certain conditions including (a) the registration statement relating to the resale by TMC of the shares to be issued must have been declared effective and must be effective on the date we deliver the advance notice, (b) there must not be any fundamental changes to the information set forth in this prospectus that would require us to file a post-effective amendment, (c) we must have performed, satisfied and complied in all material respects with all the covenants, agreements and conditions in the ELOC Agreement and related Registration Rights Agreement, (d) no proceeding shall have been commenced that may have the effect of prohibiting or adversely affecting any of the transactions contemplated by the agreement, (e) the trading of our shares must not have been suspended by the SEC or the principal market (if any) on which the shares are traded, (f) the issuance of shares must not violate the Stockholder approval requirements of the principal market (if any) on which the shares are issued and (g) we shall not have received any notice threatening the continued listing of our shares on such principal market.

We are also limited in our ability to request a Draw Down based on the number of shares we have registered on the registration statement, of which this prospectus is a part. For example, at an assumed market price (before taking into account the maximum discounts available of 10%) of $0.05 per share, we may not be able to draw the entire gross proceeds of $2.5 million available under the ELOC Agreement with the 5,000,000 shares we are registering. We would be required to register 45 million additional shares at this assumed market price to obtain the entire $2.5 million available under the ELOC Agreement. In order to access all funds available to us under the ELOC Agreement with the 5,000,000 shares being registered in this offering, the average market price of the shares (before taking into account the maximum discount available of 10%) would need to be $0.50.

We may request Draw Downs under the ELOC Agreement once the underlying shares are registered with the SEC. Thereafter, we may continue to request draw downs until TMC has advanced $2.5 million or 24 months after the effective date of this registration statement, whichever occurs first.

In consideration for entering into the ELOC Agreement, we paid a commitment fee to TMC in the form of 12,500,000 shares. In addition, CMG also issued two (2) warrants to TMC as follows:-

-

a Warrant to purchase up to 15,625,000 shares of Common Stock with an exercise price equal to $0.030 per share, subject to adjustment, exercisable from the initial closing date of about December 12, 2006 to about May 12, 2009; and

-

a Warrant to purchase up to 15,625,000 shares of Common Stock with an exercise price equal to $0.036 per share, subject to adjustment, exercisable from the initial closing date of about December 12, 2006 to about May 12, 2009.

< 22 >

We will be permitted not to effect an exercise of the two warrants to the extent that TMC's beneficial ownership of our shares remains lower than 4.99% of the number of shares outstanding immediately after giving effect to the issuance of shares issuable upon exercise of the warrants (the "Beneficial Ownership Limitation") held by TMC. A possibility exists that TMC and its affiliates may own up to 9.99% of our outstanding shares, at the election of TMC, upon not less than 61 days?prior notice to the Company to change the Beneficial Ownership Limitation to 9.99% of the outstanding shares upon exercise of the warrants.

We cannot predict the actual number of shares of Common Stock that will be issued pursuant to the ELOC Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of Draw Downs we intend to draw. Nonetheless, we can estimate the number of shares of our Common Stock that will be issued using certain assumptions. Assuming we issued the 5,000,000 shares of Common Stock registered for issuance under the ELOC Agreement at 90% of a recent price of $0.050 per share, we would issue 5,000,000 shares of Common Stock to TMC for gross proceeds of approximately $225,000. These shares would represent approximately 1.34% of our outstanding common stock upon issuance. We will need to register additional shares of Common Stock in order to fully utilize the $2.5 million available under the ELOC Agreement if the average purchase price at which we sell shares under the ELOC Agreement is less than approximately $0.50 per share.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the Selling Stockholder. We will, however, receive proceeds of (a) up to $2,500,000 from the sale of shares under the ELOC Agreement, (b) up to $1,031,250 from the exercise of the warrants for 31,250,000 shares if the warrants are exercised for cash, and (c) up to $125,000 from the issuance of the 10% Convertible Debenture which are convertible to 5,208,333 shares of Common Stock if the debentures are issued. We will bear all the expenses of the offering, estimated to be $56,083.00 for registration fees, accounting and legal fees and printing, and except for discounts and commissions paid upon its sale of shares, the Selling Stockholder will bear no expenses We intend to use the net proceeds for general working capital and other corporate purposes, including rolling out our advertising activities, product development and enhancement, selling and marketing activities, developing and maintaining distribution channels, and general and administrative purposes. Because we are not obligated to, and may decide not to, exercise any draw downs under the equity line agreement, we may not receive any sales proceeds under the equity line of credit agreement.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock and do not anticipate declaring or paying cash dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant.

< 23 >

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our shares are quoted and traded from time to time on the OTC Bulletin Board under the symbol "CHMD". Although trading in our Common Stock has occurred on a relatively consistent basis, the volume of shares traded has been limited; the quotations are limited and sporadic at times.

The following table shows the reported quarterly high and low closing sales price for our shares within the last two fiscal years on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. Investors should not rely on historical prices of our Common Stock as an indication of its future price performance. The closing price of our Common Stock on March 7, 2007 was $0.050 per share.

	Low -------	High -------
Year Ended December 31, 2006
First Quarter	$0.125	$0.710
Second Quarter	0.050	0.146
Third Quarter	0.034	0.056
Fourth Quarter	0.014	0.039

Year Ended December 31, 2005
First Quarter	n/a	n/a
Second Quarter	n/a	n/a
Third Quarter	n/a	n/a
Fourth Quarter	0.350	0.940

As of March 7, 2007, there were 42 holders of record of our Common Stock.

< 24 >

Securities Authorized for Issuance Under Compensation Plans

We have two equity compensation plans: (i) the 2002 Stock Option Plan and (ii) the 2007 Stock Incentive Plan. The following table presents information relating to these plans as of March 7, 2007.

Plan Category	Number of Securities to be issued upon Exercise of outstanding options, warrants and rights	Weighted average of exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
----------------------------------	--------------------------	---------------------------	----------------------------
Equity compensation plans approved by security holders	21,800,000	$0.0365	189,311,112
----------------------------------	--------------------------	---------------------------	----------------------------

Equity compensation plans not approved by security holders	-	-	38,400,000
----------------------------------	--------------------------	---------------------------	----------------------------

Total	21,800,000	$0.0365	227,711,112
----------------------------------	--------------------------	---------------------------	----------------------------

< 25 >

2002 Stock Option Plan

In October 2002, our Board of Directors authorized and approved the adoption of the 2002 Stock Option Plan effective the same date (the "2002 Stock Option Plan").

The purpose of the 2002 Stock Option Plan was to enhance our long-tem stock holder value by offering opportunities to our directors, officers, employees and eligible consultants to acquire and maintain stock ownership in order to give these persons the opportunity to participate in our growth and success, and to encourage them to remain in our service.

The 2002 Sock Option Plan is administered by our Board of Directors or a committee ("Plan Administrator") appointed by and consisting of two or more members of our Board of Directors, which shall determine (i) the persons to be granted stock options under the 2002 Stock Option Plan; (ii) the number of shares subject to each option, the exercise price of each stock option; and (iii) whether the stock option shall be exercisable at any time during the option period of ten years or whether the stock option shall be exercisable in installments or by vesting only. The 2002 Stock Option Plan provides authorization to the Board of Directors to grant stock options to purchase a total number of shares not to exceed 211,111,112 shares as at the date of adoption by the Board of Directors. At the time a stock option is granted under the 2002 Stock Option Plan, the Plan Administrator shall fix and determine the exercise price at which shares may be acquired.

In the event an optionee ceases to be employed by or to provide services to us for reasons other than cause or voluntary resignation of position, any stock option that is vested and held by such optionee generally may be exercisable within up to one year after the effective date that his position ceases, and after such one year period any unexercised stock option shall expire. In the event an optionee ceases to be employed by or to provide services to us for reasons of cause or voluntary resignation from the position, any stock option that is vested and held by such optionee shall forthwith terminate.

No stock options granted under the 2002 Stock Option Plan will be transferable by the optionee other than by will or by the laws of descent and distribution following the optionee's death, and each stock option will be exercisable during the lifetime of the optionee subject to the option period of ten years or limitations described above.

The exercise price of a stock option granted pursuant to the 2002 Stock Option Plan shall be paid in full to us by delivery of consideration equal to the product of the number of shares covered multiplied by the exercise price.

The 2002 Stock Option Plan further provides that the Plan Administrator may grant to any key individuals who are employees eligible to receive options one or more incentive stock options to purchase the number of shares allotted by the Board of Directors (the "Incentive Stock Options"). The option price per share of Common Stock deliverable upon the exercise of an Incentive Stock Option shall be at least 100% of the fair market value of the shares and in the case of an Incentive Stock Option granted to an optionee who owns more than 10% of the total combined voting power of all classes of our stock, shall not be less than 110% of the fair market value. The option term of each Incentive Stock Option shall be determined by the Plan Administrator, and shall not commence sooner than from the date of grant and shall terminate no later than ten years from the date of grant, except for an optionee who owns more than 10% of the total combined voting power of all classes of our stock and whose Incentive Stock Option shall terminate no later than five year from the date of grant.

On December 23, 2006, the Board of Directors authorized and approved the grant of stock options to acquire an aggregate of 21,800,000 shares under the 2002 Stock Option Plan to key employees, directors and officers.

As of March 7, 2007 there were 21,800,000 outstanding stock options to purchase, or securities convertible into, shares of our Common Stock under the 2002 Stock Option Plan.

< 26 >

2007 Stock Incentive Plan

On February 19, 2007, our Board of Directors authorized and approved the adoption of the 2007 Stock Incentive Plan effective the same date (the "2007 Stock Incentive Plan").

The purpose of the 2007 Stock Incentive Plan is to enhance our long-tem stock holder value by offering opportunities to our directors, officers, employees and eligible consultants to acquire and maintain stock ownership in order to give these persons the opportunity to participate in our growth and success, and to encourage them to remain in our service.

The 2007 Sock Incentive Plan is to be administered by our Board of Directors or a committee ("Plan Administrator") appointed by and consisting of two or more members of our Board of Directors, which shall determine (i) the persons to be granted stock options under the 2007 Stock Incentive Plan; (ii) the number of shares subject to each option, the exercise price of each stock option,; and (iii) whether the stock option shall be exercisable at any time during the option period of ten years or whether the stock option shall be exercisable in installments or by vesting only. The 2007 Stock Incentive Plan provides authorization to the Board of Directors to grant stock options to purchase a total number of shares, not exceed 38,400,000 shares as at the date of adoption by the Board of Directors. At the time a stock option is granted under the 2007 Stock Incentive Plan, the Board of Directors shall fix and determine the exercise price at which shares of our Common Stock may be acquired.

In the event an optionee ceases to be employed by or to provide services to us for reasons other than cause, retirement, disability or death, any stock option that is vested and held by such optionee generally may be exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. The Plan Administrator shall have complete discretion either at the time an option is granted or at any time while the option remains outstanding, to i) extend the period of time which the option is to be exercisable following the optionees cessation of service, but not beyond the expiration of the option term and/or ii) permit the option to be exercised after the cessation of employment of both vested and unvested options at the time of cessation of employment.

No stock options granted under the 2007 Stock Incentive Plan will be transferable by the optionee other than by will or by the laws of descent and distribution following the optionee's death, and each stock option will be exercisable during the lifetime of the optionee subject to the option period of ten years or limitations described above. The options can be assigned in whole or in part during the Optionee's lifetime to one or more members of the optionee's immediate family, provided the assignment is connected to estate planning or pursuant to a domestic relations order.

< 27 >

The exercise price of a stock option granted pursuant to the 2007 Stock Incentive Plan shall be paid in full to us by delivery of consideration equal to the product of the number of shares multiplied by the exercise price. Any stock option settlement, including payment deferrals or payments deemed made by way of settlement of pre-existing indebtedness from the Company may be subject to such conditions, restrictions and contingencies as may be determined by the Plan Administrator.

The 2007 Stock Incentive Plan further provides that, subject to the provisions of the 2007 Stock Incentive Plan and prior Stockholder approval, the Board of Directors may grant to any key individuals who are our employees eligible to receive options, one or more incentive stock options to purchase the number of shares of Common Stock allotted by the Board of Directors (the "Incentive Stock Options"). The option price per share of Common Stock deliverable upon the exercise of an Incentive Stock Option shall be at lease 100% of the fair market value of the Common Shares of the Company and in the case of an Incentive Stock Option granted to an optionee who owns more than 10% of the total combined voting power of all classes of our stock, shall not be less than 110% of the fair market value of our Common Stock. The option term of each Incentive Stock Option shall be determined by the Plan Administrator, which shall not commence sooner than from the date of grant and shall terminate no later than ten years from the date of grant of the Incentive Stock Option, except for optionee who owns more than 10% of the total combined voting power of all classes of our stock whom shall terminate no later than five year from the date of grant of the Incentive Stock Option.

On March 8, 2007, we registered 38,400,000 shares underlying stock options under the 2007 Stock Incentive Plan with the SEC pursuant to a registration statement on Form S-8.

< 28 >

Penny Stock Regulations

Our Common Stock has always traded at a price less than $5 a share and therefore is deemed a "penny stock" subject to the SEC rules governing "penny stocks."

A "penny stock" is any stock that:

-	sells for less than $5 a share,
-	is not listed on an exchange or authorized for quotation on the Nasdaq Stock Market, and
-	is not a stock of a "substantial issuer." The Company is not now a "substantial issuer" and cannot become one until it has net tangible assets of at least $5 million, which it does not now hav

There are statutes and regulations of the Securities and Exchange Commission that impose strict requirements on brokers that recommend penny stocks.

The Penny Stock Suitability Rule

Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine".

-	that transactions in penny stocks are suitable for the person and
-	the person, or his/her advisor, is capable of evaluating the risks in penny stocks.

After making this determination, the broker-dealer must furnish the customer with a written statement describing the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-deale

Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.

< 29 >

The above required procedures often delay a proposed transaction and may cause some broker-dealer firms to adopt a policy of not allowing their representatives to recommend penny stocks to their customers.

The Penny Stock Suitability Rule, described above, and the Penny Stock Disclosure Rule, described below, do not apply to the following:

-	transactions not recommended by the broker-dealer,
-	sales to institutional accredited investors,
-

sales to "established customers" of the broker-dealer - persons who either have had an account with the broker-dealer for at least a year or who have effected 3 purchases of penny stocks with the broker-dealer on 3 different days involving three different issuers, and

-	transactions in penny stocks by broker-dealers whose income from penny stock activities does not exceed five percent of their total income during certain defined periods.

The Penny Stock Disclosure Rule

Another SEC rule - the Penny Stock Disclosure Rule - requires a broker-dealer, who recommends the sale of a penny stock to a customer to furnish the customer with a "risk disclosure document." This document includes a description of the penny stock market and how it function its inadequacies and shortcomings, and the risks associated with investments in the penny stock market. The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation for the proposed tranction. Finally, the broker-dealer must furnish the customer with a monthly statement including specific information relating to market and price information about the penny stocks held in the customer's account.

Effects of the Rule

We believe that the above penny stock regulatory scheme imposes market impediments on the sale and trading of penny stocks and limits a Stockholder's ability to resell a penny stock.

Our shares likely will continue to trade below $5 a share for the foreseeable future and to be, for some time at least, a "penny stock" subject to the penny stock regulations described above.

< 30 >

CAPITALIZATION

The following table sets forth our total capitalization as of December 31, 2006.

As of December 31, 2006
US$

Stockholders' equity:
Common stock; 85,000,000,000 shares authorized; no par value per share; 361,274,145 shares issued and outstanding	776,670
Additional paid-in capital	576,936
Shares issued for prepaid consulting fees	(55,375)
Accumulated deficit	(1,854,257)
___________________
Total stockholders' equity	(556,026)
___________________

< 31 >

MANAGEMENT's DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward looking statements that involve risks and uncertainties. Our actual results could differ substantially from those anticipated in these forward looking statements as a result of many factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. The following discussion should be read together with our financial statements and related notes thereto included elsewhere in this prospectus.

Results of Operations

For the year ended December 31, 2006 compared to the year ended December 31, 2005

For the year ended December 31, 2006, net sales were $79,600. There were no sales recorded in the prior year. These sales were mobile devices sold in Hong Kong.

For the year ended December 31, 2006, the cost of goods sold was $59,373, making our gross profit of $20,227 for the year.

For the year ended December 31, 2006 operating expenses were $1,528,829 as compared to $124,469 in the prior fiscal year, an increase of 1,128% from the prior year. The large increase was due to the costs incurred in setting up the operation in Asia and the increase in operating activities. The Company also incurred expenses of about $596,900 in relation to entering into an equity line of credit for $2,500,000. These costs include legal fees of $31,740, a commitment fee of $252,500 and warrant expenses of $312,660. The Company also entered into stock based compensation and recorded option expenses of $184,276 in respect of stock options issued to employees during the year. The ELOC Agreement and the stock options increased the operating costs. Excluding these expenses in fiscal 2006, the selling, and general and administration expenses were $747,653 as compared to $124,469 in fiscal 2005. This represents an actual increase of 500%. Management hired seven new employees and several consultants in fiscal 2006 to develop its advertising and convergent devices business. These factors contributed to the increase in the selling, general and administrative expenses.The operating loss increased to $1,508,602 for the year ended December 31, 2006 compared to an operating loss of $124,469 for the prior year.

For the year ended December 31, 2006 interest expense decreased to $7,141 from $7,434 primarily as a result of a decrease in debts.

Liquidity and Capital Resources

Net cash used in operating activities was $130,350 during the year ended December 31, 2006 as compared to $24,210 in the year earlier. This increase is attributed principally to a combination of the set up of operations in Hong Kong and the substantial increase in operations throughout the fiscal year. The Company intends to monitor the monthly cash outlays in fiscal 2007 and conserve cash until additional financing is secured through the ELOC Agreement. The net loss for the year was $1,515,743 compared to $131,903 a year ago. The loss was adjusted for non-cash stock compensation of $184,276. This item is a non-cash outlay and affected the fiscal results for 2006.

Net cash used in investing activities was $17,612 during the year ended December 31, 2006.

Net cash provided by financing activities was $204,000 during the year ended December 31, 2006, which consisted principally of proceeds from the issuance of common stock and convertible debenture of $50,000.

At present the Company does not have sufficient cash resources, receivables and cash flow to provide for all general corporate operations in the foreseeable future. The Company will be required to complete the registration statement related to the ELOC Agreement for $2,500,000 in order to draw down on this facility and to raise additional capital in order to continue to operate in fiscal 2007.

Going Concern

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced a significant loss from operations in recent periods. For the years ended December 31, 2006 and 2005, the Company incurred net losses of $1,515,743 and $131,903, respectively.

The Company's ability to continue as a going concern is contingent upon its ability to secure additional financing and attain profitable operations. In addition, the Company's ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered in developing markets and the competitive environment in which the Company operates.

The Company is pursuing financing for its operations and seeking additional investments. In addition, the Company is seeking to expand its revenue base by adding new customers and to start out its advertising business. Failure to secure such financing, to raise additional equity capital and to expand its revenue base may result in the Company's depleting its available funds and not being able pay its obligations.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Off Balance Sheet Arrangements

There are no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Capital Expenditure Commitments

We had no material capital expenditures for the period ended December 31, 2006. However we expect to invest approximately $250,000 in capital expenditures over the next 12 months, for building advertising signages and advertising equipment.

Critical Accounting Policies and Estimates

CRITICAL ACCOUNTING POLICIES

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States, and make estimates and assumptions that affect our reported amounts of assets, liabilities, revenue and expenses, and the related disclosures of contingent liabilities. We base our estimates on historical experience and other assumptions that we believe are reasonable in the circumstances. Actual results may differ from these estimates.

The following critical accounting policies affect our more significant estimates and assumptions used in preparing our consolidated financial statements.

Revenue Recognition

In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred; the sales price to the customer is fixed or determinable, and collect ability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

Revenue is recognized at the time the product is delivered. Provision for sales returns will be estimated based on the Company's historical return experience. Revenue is presented net of returns.

Stock-Based Compensation

The Company accounts for equity instruments issued to employees for services based on the fair value of the equity instruments issued and accounts for equity instruments issued to other than employees based on the fair value of the consideration received or the fair value of the equity instruments, whichever is more reliably measurable.

The Company accounts for stock based compensation in accordance with SFAS 123, "Accounting for Stock-Based Compensation." The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" (APB 25) but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans.

In December 2004, the FASB issued SFAS 123R "Share-Based Payment". This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. The Statement replaces SFAS 123 "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25 "Accounting for Stock Issued to Employees". The provisions of this Statement became effective during the fiscal year ended September 30, 2006.

Recently Issued Accounting Pronouncements

-----------------------------------------

Recently issued accounting pronouncements and their effect on us are discussed in the notes to the financial statements in our December 31, 2006 audited financial statements.

< 32 >

BUSINESS

Company

Our mission is to become one of China's leading new age media companies through the use of new technologies and devices combined with traditional media of TV, Newspapers, Magazines, Billboards and Internet to reach today's mobile society. In order to facilitate mission, the Company initially established 4 strategic business units: "Television", "Advertising" "Print" and "Telecommunications and Mobile Computing". In February 2007, we formed a new Products Services Unit to build brands and to take advantage of our contacts, distribution network and trading opportunities.

History and Overview

The Company was incorporated in Texas on October 1, 2002 and was originally formed to be a frozen drink machine rental service. It was intended to specialize in renting frozen drink machines for gatherings such as wedding receptions, birthday parties, football parties, anniversaries, family reunions, weekend barbeques, social functions and fund raising events, as well as any other type of occasion. From the beginning, this business was at the first stage of development and the primary focus was on continuing to develop and revise our business strategies.

In January 2005, the Company changed its name to International Debt Exchange Associates Inc., reflecting the Company's intent to become a diverse company through mergers and acquisitions and still maintained the current business as a frozen drink machine rental service.

In September 2005, the Company changed its board of directors which had since changed the Company name to China Media Group Corporation to reflect the Company's intent to focus all its efforts in advertising and media in the emerging China market. Under new management, the Company commenced to position the Company to capitalize on the growth of the Chinese advertising market where, we believe, global companies are rushing into China to try to grab and hold the attention of its 1.3 billion citizens.

In April 2006, our Telecommunications and Mobile Computing business unit commenced selling mobile devices. We expect that in 2007 our advertising business unit will commence its operations through the recently announced acquisition of Beijing Ren Ren Health Culture Promotion Limited ("Beijing Ren Ren"). Through the acquisition of Beijing Ren Ren we will gain access to outdoor advertising placements.

In February 2007, we also formed a new Trading Services unit to build brands and to take advantage of our contacts, distribution network and trading opportunities.

On March 13, 2007, the Company acquired 100% of the issued and outstanding shares of Good World Investments Limited, which owns 50% of the registered capital of Beijing Ren Ren Health Culture Promotion Limited ("BRR"). BRR is working with the Chinese Government on a benevolent project named "Great Wall of China Project" to advertise and promote health education and health awareness in China. We believe BRR provides a strategic advertising platform for us to launch our advertising operations in China as it is can advertise in hospitals and districts in China.

Our activities are based predominately in People's Republic of China ("PRC").

Corporate Strategy

Our goal is to become one of China's leading new age media companies through the use of new technologies and devices combined with traditional media of TV, Newspapers, Magazines, Billboards and Internet to reach today's mobile society. Key elements to our strategy include the following:

-

Integrate our acquired businesses. We have complete our first acquisition in the first half of 2007. We intend to complete the integration of this acquisition in 2007 and leverage the efficiencies and expand the business scope that we believe can be obtained.

-

Increase our value to customers by developing a nationwide advertising platform. We intend to develop a nationwide advertising platform in China so that our customers can conduct country wide advertising through one supplier.

-

Increase our value with the healthcare industry to advertise through us. We intend to expand on the ad/sign placement at hospitals so that we can create a network of hospitals for the healthcare companies to advertise.

-	Increase our brand awareness. We intend to increase market awareness of our brand and services through leveraging our advertising platform for our select product and services.
-

Continue to explore complimentary acquisitions. We intend to continue to seek acquisitions of companies or strategic relationships that will allow us to acquire more ad/sign placements or to develop more distribution channels or create more applications for our M.A.G.I.C. Convergent device.

< 33 >

Products & Services Overview

Although we have established 5 business units, only three units have started its activities: Advertising, Telecommunications and Mobile Computing, and Products Services. A brief description of these three business units_ corporate strategies are described below.

Advertising Unit

--------------------

Our principal focus is on our China based advertising with the recent announced acquisition of Beijing Ren Ren Health Culture Promotion Limited. Beijing Ren Ren has a nationwide advertising license to undertake the program of promoting health education and health awareness under the United Nations Millennium Development Goals Program which has been named the Great Walls of China Project in China. Beijing Ren Ren has the license to advertise in hospitals and as well the right to three outdoor signs in every district in China.

Our strategy in the advertising unit is to secure ad placements with our partners and through acquisitions, and then work with advertising agencies to sell these ad placements. Some of the upcoming tasks are:

-	commencing selling the 800 approved sign/ad placements in Chao Yang district in Beijing;
-	finalize negotiations on the agreement to acquire 9 billboard signs from Harbin Shendong Advertising Co. Limited;
-	continue to work with our cooperative partners in China to develop advertising revenue.

< 34 >

Our goal is to develop a network of nationwide ad/sign locations in China on our own or through our cooperative partners so that we can offer to our customers nationwide advertising coverage. We will specialize our ad placements in major cities and working with the governmental bodies to secure high profile ad placement sites.

Furthermore, we will undertake the advertising works inside/outside of the hospitals to specialize in advertising in the health sector. We have about 20 signs in the Beijing No. 6 hospital and we also have a cooperative arrangement with Changsha Central Hospital. Our strategy is to bring domestic and international healthcare companies to advertise at these hospitals. Our goal is to work with hospitals nationwide so that we can advertise our health promotion and health education messages all across China.

Telecommunications and Mobile Computing Unit

-------------------------------

Adverting through mobile devices is becoming more prominent to reach the mobile society of today. The goal of the Telecommunications and Mobile Computing Unit is to provide the Company with entry into the new sector of advertising through telecommunication media and devices. Our strategy on gaining access through telecommunication media is through cooperation with existing networks or to establish select networks. One example is our letter of intent with DreamWorks Movie & TV Culture Media Co. Ltd to jointly develop a mobile TV network in Hunan Province and advertising on such mobile network. However our longer term strategy is to partner with network operators to provide extensive network access for our advertising media. We have secured the distribution rights for M.A.G.I.C. Convergent Device for the territory of China and Hong Kong. M.A.G.I.C. is a next generation convergent device that has the full capabilities of a notebook computer shrink to a size of a PDA phone. The Company received the prototype unit in May 2006 and is still conducting compliance, functional, stability, load and usability testing on the device prior to testing by our resellers and partners. We expect that the compliance testing to be complete by the end of the March 2007. We expect the M.A.G.I.C. Device will provide us with a unique device to enter the information and advertising sector to the mobile society.

In January 2007, the Company acquired an 18% interests in Guangzhou Waho Culture Co., Ltd. ("Waho"), a company in the business of online advertising with specifically a contract to do the print and online edition of Yellow Pages for Guangdong Province for China Tietong Communications Co., Ltd., one of the licensed telecommunications carriers in China. This investment provides us an entry into this online portal and possible future collaboration between Waho's online portal with our advertising and technology platforms.

Products Services Unit

----------------------------

We have commenced a Products Services Unit to build brands and to take advantage of our contacts, distribution network and trading opportunities. We will leverage off our advertising platform to develop our own brands for select products. This will uniquely position our Product Services for brand awareness and as well as develop a long term business unit that will serve both consumers and industries.

Marketing & Sales Overview

We plan to secure ad/sign placements in districts in China under our Great Walls of China Project. We plan to approach international advertising firms for them to place out the advertising on these ad/sign placements on either an agent or outsourced basis. We plan to work with our government sponsors to secure ad/sign placements. We will recruit a team to manage the 10 largest cities in China where we would secure, manage and administer ad/sign placements for these cities. For the other cities we will look for partners or agents to work with us to secure ad/sign placements. Once we have certain ad/sign placements, we will approach advertising agencies to sell these ad/sign placements to their customers.

For our M.A.G.I.C. Convergent devices, we will sell through distribution channels, network operators and small enterprises. We will approach distribution channels and network operators in Hong Kong and China to sell the M.A.G.I.C. Device. We will also sell to certain enterprises that will take special advantage of the functions in M.A.G.I.C. Device and customize to their operational needs. Select firms that we will target are transportation and logistic companies, courier companies, and direct sales companies. We will also target corporate and financial executives to customize the M.A.G.I.C. Device to their requirements. To sell this high value product with innovative applications, we plan to employ business development teams focused on creating high-value strategic customers and business alliances.

For our Products Services unit, we will work with our advertisers to cross promote and sell their products. In some cases, we will look to develop our own brands. We will employ a small team to handle enquires and to provide support to our advertising customers.

Industry Overview and Competition

The key to our success is the occupation of prime advertising locations throughout China. The premium locations with heavy pedestrian traffic are not common but are the focus of all advertising agencies and media owners. Our differentiator is our ability to secure advertising locations under the Beijing Ren Ren's Great Wall of China project. So far, we have been able to secure some locations both in hospitals and in Chao Yang district because of our partners in Beijing Ren Ren. Under the Great Wall of China Project, we will be able to access to at least 3 signs in each district in China. There is competition in the market but the market is also very big and growing. We believe there is ample room for our Company to grow in the China market.

With the emergence of newer convergent device technologies, there is an opportunity for us to offer convergent devices and applications and solutions that have more functionality than traditional mobile devices, are easier to integrate with existing data and video applications and systems, and are easier to maintain and administer. We believe that the rate of adoption of convergent device and its applications and solutions by corporate executives and innovative applications will accelerate the adaptation of our M.A.G.I.C. Convergent device as more secure, and more functional, internet-based applications. We believe mobile executives will recognize the benefit of having notebook functionality in a handheld device combined with video and data capabilities.

Based on these trends, the capacity provided by our advertising and convergent devices, we believe we are well-positioned to offer advertising on a nationwide basis by combining both traditional and new age advertising for the mobile society.

Governmental Regulation

We are subject to federal, state and local laws and regulations applied to businesses in general. We believe that we comply with the requirements in China for any licenses or approvals to pursue our proposed business plan. In locations where we operate, the applicable laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally, such authorities are vested with relatively broad discretion to grant, renew and revoke licensee and approvals, and to implement regulations. Licenses may be denied or revoked for various reasons, including the violation of such regulations, conviction of crimes and the like. Possible sanctions which may be imposed include the suspension of individual employees, limitations on engaging in a particular business for specific periods of time, revocation of licenses, censures, redress to customers and fines. We believe that we are in conformity with all applicable laws in all relevant jurisdictions. We may be prevented from operating if our activities are not in compliance and must take action to comply with the relevant laws and regulations.

China has a long standing law on the ownership of advertising agencies but not the advertising placements locations. The onus is placed on the advertising agency to ensure proper contents in the advertisement. One of the WTO requirements is for China to relax the advertising agency ownership requirements. Our China subsidiaries are only subject to regular business laws in China.

We have posted our privacy policy and practices concerning the use and disclosure of any consumer information collected on our website, www.chinamediagroup.net. Any failure by us to comply with posted privacy policies, Federal Trade Commission requirements or other domestic or international privacy-related laws and regulations could result in proceedings by governmental or regulatory bodies that could potentially harm our business, results of operations and financial condition. In this regard, there are a large number of legislative proposals before the U.S. Congress and various state legislative bodies regarding privacy issues related to online commerce. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could harm our business by causing a decrease in the use of our applications and services by our small business customers and thereby a decrease in our revenues. Such decreases could be caused by, among other possible provisions, the required use of disclaimers or other requirements before consumers can utilize our Internet technology solutions.

Employees

As of the date of this Prospectus, we have 16 full time employees. From time to time, we utilize consultants or contractors for specific assignments. None of our employees are represented by a labor union and we have never experienced a work stoppage. We believe that our relationships with our employees are good.

Facilities

We currently lease and occupy 1,500 square feet of office space in Hong Kong for our executive and administrative office at a cost of about $4,530 per month. The lease expires on January 15, 2008. We also lease a 300 square feet office in Kuala Lumpur, Malaysia as our Southeast Asia office at a monthly rent of about $775 per month. This lease expires in March 2007. The other operating office is located in Beijing where we have a 600 square feet administration office. We do not have a written lease or sublease agreement for the office location in Beijing. We believe we will be able to obtain additional space, as needed, on commercially reasonable terms.

Legal Proceedings

Management is not aware of any proceedings contemplated by any governmental authority or any party involving us. Management is not aware of any other legal proceedings pending or that threatened against us.

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MANAGEMENT

Directors and Executive Officers of the Registrant

The following table sets forth information about our directors and officers. Our directors will serve until their successors are elected and qualified in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Name	Age	Position
Con UNERKOV	38	President , Chief Executive Officer, Chief Financial Officer, and Director
HO Te Heng, Alex	52	Director, Secretary and Treasurer
LUO Qiang	52	Director
ZHANG Guosheng	61	Director
Paul Michael SCANLAN	47	President of Telecommunications and Mobile Computing Unit

< 36 >

CON UNERKOV. Mr. Con Unerkov has been our President, CEO, CFO and one of our directors since September 14, 2005. Mr. Unerkov devotes his time, effort and attention to develop the Company's media and advertising businesses. From 2001 to 2005, Mr. Unerkov held senior management and consulting roles in a wide range of industries from Telecommunications, Banking and Finance, Transport and Government, and most recently was the Chairman and CEO of various telecommunication companies in Asia. Mr. Unerkov is a graduate of the University of South Australia.

ALEX HO. Mr. Alex Ho has been our Treasurer, Secretary and one of our directors since September 15 2005. Mr. Ho is responsible for the Company's operations and management. Mr. Ho is also currently the Vice-Chairman of Pacific Assets Public Company Limited, a public company listed on the Stock Exchange of Thailand. Mr. Ho was the Chief Executive Officer of Pacific Assets Public Company Limited from 1999 to 2005 when he was promoted to the Vice Chairman. The Pacific Assets Group is engaged in the business of hotel property investment and property management. From 1992 to 1999, Mr. Ho was Management Director of Golden Holding Group, a Thailand based holding company whose subsidiaries provided travel service with China and Taiwan based corporations, operated transportation services, operated retail outlets for tourist related consumer products and property investment. Mr. Ho is a graduate from Operating Management of British Columbia Institute of Technology, Canada in 1978.

LUO QIANG. Mr. Luo Qiang has been our director since June 23, 2006. Mr. Luo has held senior positions in the Government of Changsha, Hunan province for the past 20 years and he is now currently the Secretariat to the Changsha Goverment. Mr. Luorings a wealth of experience and contacts in China commercial and regulatory sector. Mr. Luo is the Chairman of the Remuneration Committee. Mr. Luo is a graduate of Hunan University in China.

ZHANG GUOSHENG. Mr. Zhang Guosheng has been our director since June 23, 2006. Mr. Zhang graduated from Dongbei University of Finance & Economics with a major in Finance. Mr. Zhang has been the Dean of Liaoning Financial College for the past 10 years. He is an executive member of The Chinese Institute of Certified Public Accountants. Mr. Zhang is the chairman of the Audit Committee.

PAUL MICHAEL SCANLAN. Mr. Scanlan was appointed President of the Telecommunications and Mobile Computing Unit in February 2006. Prior to joining the Company Mr. Scanlan was Director, APAC of the Mycom International Group from September 2003 to February 2006. Mr. Scanlan has also served in senior management positions for Clarity International Pty Ltd. from 1999 to 2003, Director _ International Business for Consultel Pty. Ltd. from 1994 to 1999 and held various specialist and management positions in OTC Australia (Telstra Corporation) from 1982 to 1994. Mr. Scanlan holds a Bachelor of Engineering degree in Telecommunications from the University of NSW, Australia.

Significant Employee

In addition to the officers and directors identified above, the following employee plays a significant role in our operations.

RICHARD TEO. Mr. Teo was appointed Vice President of Business Development for the Telecommunications and Mobile Computing Unit in February 2007. Prior to joining the Company Mr. Teo was Director, Commercial Business & International Business with ST Info-Comms System (Singapore, 2006), Country Manager for Mycom International (Malaysia, Singapore and Taiwan) from 2003 to 2005. Mr. Teo served as Divisional Manager for Keppel Industries from 1996 to 2002. As Sales Director of Singapore Technologies from 1993 to 1996 and was with Singapore Defense Science Organisation from 1988 to 1994. Mr. Teo holds qualifications in Telecommunications & Electronics Switching from the City & Guild Institute of London and various Diplomas from the National University of Singapore.

There are no family relationships among any of our officer and directors.

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EXECUTIVE COMPENSATION

Executive Compensation

The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the executive officers below, for the fiscal year ended December 31, 2006. The following table summarizes all compensation for fiscal year 2006 received by our Chief Executive Officer or President, and all officers who earned more than $100,000 in fiscal year 2006.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (4)	Option Awards ($) (4)	Non-Equity Incentive Plan Compen-sation ($)	Nonquali-fied Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)
Con Unerkov (1)	2006	120,000(5)	-	-	63,398	-	-	-	393,750

Alex Ho (2)	2006	96,000	-	-	63,398	-	-	-	369,750

Paul Scanlan (3)	2006	125,000 (5)	-	-	32,122	-	-	-	263,700

(1)	Mr. Con Unerkov is the President, CEO, CFO, and Director. The aggregate number of option awards issued to Mr. Unerkov and outstanding as of December 31, 2006 is 7,500,000.
(2)	Mr. Alex Ho is the Treasurer, Secretary, and Director. The aggregate number of option awards issued to Mr. Ho and outstanding as of December 31, 2006 is 7,500,000.
(3)	Mr. Paul Scanlan is the President of the Telecommunications and Mobile Computing Unit. The aggregate number of option awards issued to Mr. Scanlan and outstanding as of December 31, 2006 is 3,500,000.
(4)	The assumptions used in valuating the option awards are disclosed in Note 5 to the financial statements.
(5)	Portion of the executive's salary was paid to his respective service company.

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The following table sets forth certain information concerning stock option awards granted to our executive officers and our directors. No options were exercised by our executive officers or directors during the last fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS						STOCK AWARDS

Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercis-able	Equity Incentive Plan Awards: Number of Securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	quity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#)

Con Unerkov (1)	7,500,000(4)	-	-	0.0365	12/22/2009	-	-	-	-

Alex Ho (2)	7,500,000(4)	-	-	0.0365	12/22/2009	-	-	-	-

Paul Scanlan (3)	3,500,000(4)	-	-	0.0365	12/22/2009	-	-	-	-

(1)	Mr. Con Unerkov is the President, CEO, CFO, and Director.
(2)	Mr. Alex Ho is the Treasurer, Secretary, and Director.
(3)	Mr. Paul Scanlan is the President of the Telecommunications and Mobile Computing Unit.
(4)	The stock options were granted on December 23, 2006 under the 2002 Stock Option Plan and expire on December 22, 2009. The stock options were vested immediately on the date of grant.

< 39 >

Director Compensation

It is sufficient to state: Directors are not compensated for services as directors. Non-employee directors are reimbursed for reasonable travel and related expenses incurred in attending meetings of the board of directors and committee meetings. So, delete until "Employment Agreements".

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen-sation ($)	Total ($)

Zhang Guosheng(1)	-	-	-	-	-	-	-

Luo Qiang(2)	-	-	-	-	-	-	-

(1)	Mr. Zhang Guosheng is the Independent Non-Executive Director of CHMD.
(2)	Mr. Luo Qiang is the Independent Non-Executive Director of CHMD.

< 40 >

Employment Agreements

On October 28, 2005, the Company entered into an employment agreement with its current President and Chairman, Mr. Con Unerkov ("Unerkov Agreement") for two years commencing October 1, 2005, unless terminated by either party by giving 3 months notice. Pursuant to the Unerkov Agreement, Mr. Unerkov will receive a monthly salary at a rate to be agreed by the parties from time to time. In addition, Mr. Unerkov will receive an annual management bonus to be determined by the Board based on the operating results of the Company and performance of the executive provided that it does not exceed 8.8% of the net profit of the Company. The Company has agreed to pay Mr. Unerkov a salary of US$120,000 per annum. He did not receive any bonuses for 2005 and 2006 fiscal years. In May 2006 our Board of Directors approved an amendment to the Unerkov Agreement to permit Mr. Unerkov's management service company, Well Trade China Limited, to procure his services under the terms of the Unerkov Agreement. No other terms were amended. Mr. Unerkov is a member of Well Trade China Limited.

On October 28, 2005, the Company entered into an employment agreement with its current Secretary, Mr. Alex Ho ("Ho Agreement") for two years commencing October 1, 2005, unless terminated by either party by giving 3 months notice. Pursuant to the Ho Agreement, Mr. Ho will receive a monthly salary at a rate to be agreed by the parties from time to time. In addition, Mr. Ho will receive an annual management bonus to be determined by the Board based on the operating results of the Company and performance of the executive provided that it does not exceed 8.8% of the net profit of the Company. The Company has agreed to pay Mr. Ho a salary of US$96,000 per annum. He did not receive any bonuses for 2005 and 2006 fiscal years.

On January 30, 2006, the Company entered into an employment agreement with its current President of Telecommunications and Mobile Computing Unit, Mr. Paul Scanlan ("Scanlan Agreement") commencing on March 1, 2006, unless terminated by either party by giving 3 months notice. Pursuant to the Scanlan Agreement, Mr. Scanlan will receive a remuneration of $150,000 per annum of which $126,000 will be paid to his services company, Dolphine Investment Inc. Mr. Scanlan did not receive any discretionary bonus in 2006.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding shares of our common stock beneficially owned as of March 7, 2007 by: (i) each of our officers and directors; (ii) all officers and directors as a group; and (iii) each person known by us to beneficially own five percent or more of the outstanding shares. Information about the beneficial ownership of the Selling Stockholder is set forth under "The Selling Stockholder" below.

Name/Address(1)	Common Stock	Common Stock Options Exercisable Within 60 Days	Common Stock Purchase Warrants/ Convertible Note Exercisable Within 60 Days	Total Stock and Stock Based Holdings (1)	% Ownership(2)

Con Unerkov (3)	1,369,863	7,500,000	-	8,869,863	2.34%
Alex Ho (3)	1,232,876	7,500,000	-	8,732,876	2.31%
Paul Scanlan(4)	1,369,863	3,800,000	-	5,169,863	1.38%
Zhang Guosheng(3)	-	-	-	-	-
Luo Qiang(3)	-	-	-	-	-
All officers and directors as a group (5 persons) (3)	3,972,602	18,800,000	-	22,772,602	4.99%(8)
Tailor-Made Capital Ltd.(5) of Museum Tower, 14th Floor, 4 Berkowitz St., Tel Aviv 61180, Israel.	12,500,000	-	33,333,333	45,833,333	11.34%
Maxcom Group International Ltd. (MGIL) of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.	141,666,668	-	-	141,666,668	38.20%
Liu Kang (6), No 42, Tujilin Wuchan, Wuhan City, Hubei Ching, China.	141,666,668	-	-	141,666,668	38.20%
Simple Securities Limited (SSL) of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.	57,838,333	-	-	57,838,333	15.60%
Zhang Yan Yu (7), 6 Village, Huatan Management Zone, Huangsha Town, Dongyuan City, Guangdong province, China.	43,378,750	-	-	43,378,750	11.70%

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Notes:

(1)

Except as otherwise indicated, based on information furnished by them, we believe that the beneficial owners listed above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, the address of the beneficial owner is c/o China Media Group Corporation at 1803 Chinachem Tower, 34-37 Connaught Road, Central, Hong Kong.

(2)

For purposes of computing the percentage of outstanding Common Stocks held by each person or group of persons named above, any shares that such person or group has the right to acquire within 60 days are deemed outstanding but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person or group. As of the date of the table above, there were 370,835,127 outstanding shares of our common stock and options, warrants, and convertible notes entitling the holders to purchase 18,800,000 additional shares of our Common Stock owned by officers and/or directors of the Company.

(3)	A director of Company.

(4)	A director of Company.

(5)	Messrs Avner Stepak and Yonatan Malca are the individuals who have voting and dispositive control over the shares.

(6)	Includes 43,378,750 shares held by SSL. Ms. Zhang Yan Yu is the director and holds 75% shareholding of SSL.

(7)	Includes 43,378,750 shares held by SSL. Ms. Zhang Yan Yu is the director and holds 75% shareholding of SSL.

(8)

Includes 31,250,000 shares issuable upon exercise of warrants, which warrants prohibit their exercise if the holder's beneficial ownership of the Company's Common Stock would exceed 4.99%. Also includes 5,208,333 shares issuable upon conversion of a convertible debentures submit to the same restrictions as the warrants.

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Changes in Control We are unaware of any contract, or other arrangement or provisions, the operation of which may at a subsequent date result in a change of control of our Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than disclosed below or under the caption entitled "Executive Compensation and Other Matters", since the beginning of the Company's last fiscal year, the Company was not a participant in any transaction in which a director, officer or stockholder of the Company, or any family member of any such person, had a direct or indirect material interest where the amount involved exceeded $120,000.

1,369,863 shares were subscribed for USD50,000 by our director Mr. Con Unerkov, 1,232,876 shares were subscribed for USD45,000 by our director Mr. Alex Ho and 1,369,863 shares were subscribed for USD50,000 by Mr. Paul Scanlan, President of our Telecommunication and Mobile Compution Division.

The current directors of the Company, Con Underkov and Alex Ho, advanced a total of $362,188 and $68,932 to the Company for the years ended December 31, 2006 and 2005, respectively. Such advances were non-interest bearing, unsecured and payable on demand.

The Company agreed to pay a monthly salary to its officers and directors for services performed. Compensation expenses of $341,000 and $33,000 have been recognized for services provided by the officers and directors for the years ended December 31, 2006 and 2005, respectively.

On December 23, 2006, we entered into an agreement with certain officers and directors of the Company where they acquired a total of 3,972,602 Common Stock for $145,000, of which 1,369,863 shares were subscribed for USD50,000 by our director Mr. Con Unerkov, 1,232,876 shares were subscribed for USD45,000 by our director Mr. Alex Ho and 1,369,863 shares were subscribed for USD50,000 by Mr. Paul Scanlan, President of our Telecommunication and Mobile Computing Division.

On March 13, 2007 we entered into a Sales and Purchase Agreement to acquire all the issued and outstanding shares in Good World Investments Limited ("Good World") by the issuance of 125 million shares of Common Stock in the Company (the "Purchase Consideration") to Central High Limited. Good World owns 50% of Beijing Ren Ren, a company incorporated in China and is working with the Chinese Government on the benevolent project named "Great Wall of China Project". This project is to provide health education and health awareness in China and accordingly has the right to advertise in hospitals and districts in China. The Purchase Consideration was negotiated with reference to the BRR accounts and the underlying projects in BRR. Our directors, Messrs. Con Unerkov and Alex Ho each own 25% interests in, but are not directors or officers of, Central High Limited.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file with the SEC initial statements of beneficial ownership and reports of changes in beneficial ownership. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of such statements and reports furnished to us and written representations from certain reporting persons, we believe that our executive officers, directors and greater-than-10% stockholders were complied with the beneficial ownership reporting requirements of Section 16(a).

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SELLING STOCKHOLDER

The following table sets forth the number of shares beneficially owned by each of the Selling Stockholder. The Selling Stockholder has not held a position or office or had a material relationship with us within the past three years other than the ownership of our Common Stock. The shares covered by this Prospectus may be offered from time to time by the Selling Stockholder named below.

This table is based upon information supplied to us by the Selling Stockholder and information filed with the SEC. Except as otherwise indicated, we believe that the Selling Stockholder has sole voting and investment power with respect to all shares shown as beneficially owned by it. The percent of beneficial ownership for the Selling Stockholder is based on 370,835,127 shares of our Common Stock outstanding as of March 7, 2007.

Beneficial Owner	Shares of Common Stock Beneficially Owned Prior to Offering		Shares of Common Stock Offered(1)	Shares of Common Stock Beneficially Owned Following Offering(2)
	Number	Percent		Number	Percent

Tailor-Made Capital Ltd. (3) Museum Tower, 14th Floor, 4 Berkowitz St., Tel Aviv 61180, Israel.	17,500,000	4.71%	53,958,333	18,540,000	4.99%

(1)

This prospectus shall also cover any additional shares of our Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our Common Stock.

(2)	Assumes all shares offered hereby are sold by the Selling Stockholder and that the Selling Stockholder do not acquire any additional shares of Common Stock.
(3)

The shares include purchase of 5,000,000 shares of Common Stock under the ELOC agreement based on a predetermined formula, a commitment fee of 12,500,000 shares of Common Stock upon entering the ELOC agreement, 5,208,333 shares of Common Stock issuable through the conversion of the Convertible Debenture, and warrants to purchase 15,625,000 shares and 15,625,000 shares at a purchase price of $0.030 and $0.036, respectively. The 31,250,000 shares issuable upon exercise of warrants, which warrants prohibit their exercise if the holder's beneficial ownership of the Company's Common Stock would exceed 4.99%. Also the 5,208,333 shares issuable upon conversion of a convertible debentures submit to the same restrictions as the warrants.

The natural persons with voting and dispositive control over the shares for the Selling Stockholder are Messrs Avner Stepak & Yonatan Malca.

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DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. It is only a summary; therefore, it is not meant to be complete and does not contain all of the information that may be important to you. Accordingly, you should read carefully the more detailed provisions of our certificate of incorporation and bylaws.

Authorized Capital Stock

Our authorized capital stock consisted of 85,000,000,000 shares of Common Stock, no par value per share.

Common Stock

The outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. As of March 7, 2007, there were 370,835,127 shares of our Common Stock outstanding.

Each holder of our Common Stock is entitled to a pro rata share of cash distributions made to stockholders, including dividend payments. The holders are entitled to one vote for each share of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. In the event of our liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our Common Stock. Holders of shares of our Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our Common Stock.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our Common Stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors.

Our Articles of Incorporation and our Bylaws do not contain any provisions which were included to delay, defer, discourage or prevent a change in control. However, Taxas statutes contain provisions that may have potential anti-takeover effect. See "Provisions with Potential Anti-Takeover Effect." Below.

Warrants

There are outstanding warrants in favor of the Selling Stockholder to purchase up to 31,250,000 shares of our Common Stock included in this Prospectus. These warrants have an exercise price for 15,625,000 shares of $0.030 per share and an additional 15,625,000 shares at $0.036 per share. These warrants will expire on May 12, 2009.

We also have outstanding warrants in favor of Central Star Holdings Limited in connection with a stock purchase agreement dated on February 13, 2006, to purchase up to 1,666,666 shares of our Common Stock at $0.30 per share over a one year period commencing February 21, 2007 and expiring February 20, 2008.

We also have issued 138,889 warrants as part of commission in relation to the ELCO Agreement above. These warrants have an exercise price of $0.036 per share and expire on May 7, 2009.

Convertible Debentures

On December 7, 2006 we entered into a Debenture Purchase Agreement ("DP Agreement") with the Selling Stockholder to issue up to $125,000 worth of convertible debentures in 3 tranches. On the date of the DP Agreement, we issued the first tranche of $50,000 worth of convertible debentures. The second tranche and the third tranche shall be issued on the initial submission date of the registration statement and the effective date of the registration statement, respectively. These debentures:

-	Mature one year from the date of issuance;
-	Pay a 10% cumulative interest, payable annually, in cash;
-

Require all overdue accrued and unpaid interest to be paid a late fee at an interest rate equal to the lesser of 16% per annum or the maximum rate permitted by applicable law which shall accrue daily from the date such interest is due through and including the date of payment in full;

-	Require the registration of the shares of Common Stock into which the debentures may be converted. The registration statement of which this Prospectus is a part registers the first tranche.

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Provisions with Potential Anti-Takeover Effect

Texas Law

Under our articles of incorporation, a change in our bylaws requires the affirmative vote of not less than a majority of our "Continuing Directors." A Continuing Director is a member of the board who is not and who was a member of the board of directors immediately before the time the 10%r more holder became the beneficial owner of 10% or more of that voting stock. The articles of incorporation also require that stockholder votes be taken only at a meeting, and prohibit action by written consent.

In addition, we may not effect a "Business Combination" in which an affiliate or associate of a holder of 10% or more of our voting stock has an interest without the vote of at least 80% of our voting stock (voting as a single class), including the vote of not less than 50% of the outstanding shares of voting stock not beneficially owned by the 10% holder or its affiliates or associates. The additional voting requirements described in this paragraph does not apply if the board of directors by a vote of not less than a majority of the continuingirectors then holding office expressly approves in advance the acquisition of shares that resulted in the 10% holder's becoming such, or approves the business combination before the related person became a related person. Those requirements also do not ply if, among other things:

-

that the cash or fair market value of property received by stockholders in the Business Combination is not less than the highest price per share paid by the related person in acquiring any of its shares and the related person does not receive the benefit of any loans, advances, guarantees or other financial assistance or tax advantages provided by us except proportionately as a stockholder, and

-	the transaction is covered by a fairness opinion of a reputable investment banking firm if deemed advisable by a majority of the continuing directors.

The term "Business Combination" includes, among other things:

-	a merger, consolidation, or share exchange involving us or a subsidiary,

-	a sale, mortgage, or other disposition of a substantial part of the our assets,

-	issuance of additional securities, a reclassification which would increase the voting power of a related person, or our liquidation or dissolution.

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These provisions have potential anti-takeover effect and might discourage an unsolicited acquisition proposal that could be favorable to stockholders. They could also discourage a proxy contest, make more difficult the acquisition of a substantial block of our common stock, or limit the price investors might be willing to pay in the future for shes of our common stock.

We are also subject to Article 13 of the Texas Business Corporation Act. That article prohibits us from engaging in a business combination with an affiliated stockholder, generally defined as a person holding 20% or more our outsnding voting stock, during the three-year period immediately following the affiliated stockholder's share acquisition date, unless the business combination or acquisition by the affiliated stockholder was approved by:

-	our board of directors before the affiliated stockholder's share acquisition date, or

-

two-thirds of the holders of our outstanding voting shares not beneficially owned by the affiliated stockholder at a meeting of stockholders and not by written consent, called for that purpose not less than six months after the affiliated stockholder's share acquisition date.

Transfer Agent and Registrar The transfer agent and registrar for our common stock is Nevada Agency and Trust Company.

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PLAN OF DISTRIBUTION

We are registering 53,958,333 shares of our common stock on behalf of the Selling Stockholder. The Selling Stockholder may, from time to time, sell any or all of their shares of Common Stock on the OTC Bulletin Board or any other, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling shares:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

-	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-	a combination of any such methods of sale; or

-	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales in the course of hedging the positions they assume. The Selling Stockholder may also sell short and deliver registered shares to close out its short position, or loan or pledge such shares to broker-dealers that in turn may sell these shares. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares covered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The Selling Stockholder is an underwriter within the meaning of the Securities Act of 1933 and any broker-dealers or agents that are involved in selling the shares also may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be compensation under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares covered by this prospectus. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholder is an "underwriter" within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholder without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed it of the need to deliver a copy of this prospectus to each offeree or purchaser at or prior to the time of the offer and/or the sale.

LEGAL MATTERS

EXPERTS

The financial statements for the year ended December 31, 2006 and December 31, 2005 included in this prospectus have been audited by Kabani & Co., Certified Public Accountants, as set forth in their report thereon, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation generally limit the personal liability of directors for monetary damages for any act or omission in their capacities as directors to the fullest extent permitted by law. In addition, our bylaws provide that we must indemnify and advance or reimburse reasonable expenses incurred by our directors, officers, employees, or agents, to the fullest extent that we may grant indemnification to a director under the Texas Busine Corporations Act, and may indemnify the persons above to such further extent as permitted by law. Insofar as these provisions permit indemnification for liabilities arising under the Securities Act of 1933 to our directors, officers, and controlling peons, or insofar as indemnification under that Act is otherwise permitted, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the SEC. Such reports and information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers such as the Company that file such material electronically with the SEC.

The Company has filed with the SEC a registration statement on Form SB-2 in respect of the securities covered by this prospectus, which is a part of the registration statement. The prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information about the Company and the securities covered by this prospectus, reference is made to the registration statement, including exhibits and schedules thereto, which may be inspected without charge at, and copies thereof obtained at prescribed rates from, the Public Reference Section of the SEC at the address and telephone number above.

-	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's public reference rooms; or

-	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

FINANCIAL STATEMENTS

The consolidated financial statements of China Media Group Corporation listed below are included in this prospectus. These financial statements have been prepared on the basis of accounting principal generally accepted in the United States and are expressed in U.S. dollars.

1.	Audited financial statements for the years ended December 31, 2006 and 2005 of the Company.

2.	Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2006 and the Unaudited Pro Forma Consolidated Statement of Operations for the year ended 2006 of the Company.

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1. Audited financial statements for the years ended December 31, 2006 and 2005 of the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
China Media Group Corporation

We have audited the accompanying consolidated balance sheet of China Media Group Corporation (the "Company") and its subsidiary as of December 31, 2006, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the two-year period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Media Group Corporation and its subsidiary as of December 31, 2006 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has deficit accumulated as at December 31, 2006 of $1,854,257 including net losses of $1,515,743 for the year ended December 31, 2006. These factors as discussed in Note 3 to the financial statements, raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kabani & Company, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
February 14, 2007

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CHINA MEDIA GROUP CORPORATION
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2006 ------------------------------------------------------------------------------------------------------------------------------

ASSETS
Current assets:
Cash and cash equivalents	$63,039
Accounts receivable	897
Inventory	600
Prepayments, deposit and other receivables	52,194
-------------------------------
Total current assets	116,730

Non-current assets:
Property and equipments, net	15,089
Advanced payment for distribution rights	138,000
-------------------------------
153,089
-------------------------------
$269,819
==================
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$13,226
Other payables and accruals	174,333
Convertible debenture	50,000
Short-term debt	67,600
Stock to be issued	158,500
Due to officers & directors	362,186
-------------------------------
Total current liabilities	825,845

Stockholders' deficit:
Common stock, no par value, 85,000,000,000 shares
authorized, 361,274,145 share issued and outstanding	776,670
Additional paid-in-capital	576,936
Shares issued for prepaid consulting fees	(55,375)
Accumulated deficits	(1,854,257)
-------------------------------
Total stockholders' deficit	(556,026)
-------------------------------
$269,819
===================

The accompanying notes are an integral part of these financial

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CHINA MEDIA GROUP CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
	--------------------------	----------------------
Net revenue	$79,600	$-

Cost of revenue	(59,373)	-
	---------------------------	-----------------------
Gross profit	20,227	-

Selling, general and administrative expenses	1,528,829	124,469
	---------------------------	-----------------------
Loss from operations before other expense	(1,508,602)	(124,469)

Other expenses - interest expense	(7,141)	(7,434)
	---------------------------	-----------------------
Net Loss	$(1,515,743)	$(131,903)
	================	==============

Basic and diluted loss per common share	$0.01	$0.01
	================	==============
Basic and diluted weighted average number of common shares *	340,809,108	343,940,812
	================	==============
*Weighted average number of shares used to compute basic and diluted loss per share for the years ended December 31, 2006 and 2005 are the same since the effect of dilutive securities are anti-dilutive.

The accompanying notes are an integral part of these financial

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CHINA MEDIA GROUP CORPORATION
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Common stock		Additional			Total
	------------------------------------		paid-in	Prepaid	Accumulated	Stockholders'
	Shares	Amount	capital	Expense	Deficit	Deficit
	-------------------	----------------	-----------------	-----------------	------------------	--------------------
Balance at January 1, 2005	343,940,812	84,370	63,400	-	(206,611)	(58,841)

Capital contribution for office
space and salary expense	-	-	14,400	-	-	14,400

Change to no par value stock	-	77,800	(77,800)	-	-	-

Net loss	-	-	-	-	(131,903)	(131,903)
	---------------------	------------------	-----------------	-------------------	--------------------	-----------------------
Balance at December 31, 2005	343,940,812	$162,170	-	-	($338,514)	($176,344)

Issuance of shares for distribution right	1,000,000	138,000	-	-	-	138,000

Issuance of shares and warrants for cash	833,333	170,000	80,000	-	-	250,000

Issuance of shares for services	3,000,000	69,000	-	(55,375)	-	13,625

Issuance of shares for commitment fee
for equity line of credit agreement	12,500,000	237,500	-	-	-	237,500

Options granted	-	-	184,276	-	-	184,276

Issuance of warrants	-	-	312,660	-	-	312,660

Net loss	-	-	-	-	(1,515,743)	(1,515,743)
	---------------------	------------------	-----------------	-------------------	--------------------	-----------------------

Balance at December 31, 2006	361,274,145	$ 776,670	$ 576,936	$ (55,375)	$ (1,854,257)	$ (556,026)
	===========	=========	=========	=========	===========	============

The accompanying notes are an integral part of these financial

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CHINA MEDIA GROUP CORPORATION
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
	-----------------	------------------
Cash flows from operating activities:
Net Loss	$(1,515,743)	$(131,903)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,523	-
Warrant expenses	392,660	-
Option expenses for employee compensation	184,276	-
Stock to be issued for services	158,500	-
Common stock issuance for services	69,000	-
Common stock issuance for commitment fee
for equity line of credit	237,500	-
Prepaid expense for services	(55,375)	-
Expenses paid by stockholders recorded as equity	-	14,400
(Increase) decrease in assets and liabilities:
Prepaid expenses, deposit and other receivables	(52,194)	-
Account receivable	(897)	-
Inventory	(600)	-
Accounts payable and accrued expenses	156,746	24,361
Due to related parties	293,254	68,932
	--------------------	----------------------
Net cash used in operating activities	(130,350)	(24,210)
	--------------------	----------------------
Cash flows from investing activities:
Purchase of property and equipment	(17,612)	-
	--------------------	----------------------
Cash flows from financing activities:
Proceeds from issuance of debt	50,000	30,800
Payment of debt	(16,000)	-
Stock issued for cash	170,000	-
	---------------------	-----------------------
Net cash provided by financing activities	204,000	30,800
	---------------------	-----------------------
Net increase in cash and cash equivalents	56,038	6,590

Cash and cash equivalents, beginning	7,001	411
	---------------------	-----------------------
Cash and cash equivalents, ending	$63,039	$7,001
	============	=============
Supplemental disclosure of cash flow information:
Interest paid	$-	$-
	============	=============
Income taxes paid	$-	$-
	============	=============

The accompanying notes are an integral part of these financial

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CHINA MEDIA GROUP CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	ORGANIZATION

China Media Group Corporation (the "Company") is a Texas corporation, incorporated on October 1, 2002.

In January 2006, the Company established a wholly owned subsidiary Ren Ren Media Group Limited, a company incorporated in Hong Kong, as its operating company in Hong Kong.

The Company will be engaged in the media and advertising business, focusing in China, and the marketing and distribution of convergent devices. During the year, the Company recorded sales in mobile phone devices and was no longer considered a development stage enterprise.

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES & REALIZATION OF ASSETS

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Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States. However, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted or condensed pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements for the year ended December 31, 2006 include the financial statements of the Company and its wholly owned subsidiary Ren Ren Media Group Limited. The consolidated financial statements for the year ended December 31, 2005 contained the financial statements of the Company as the Company did not own any subsidiary during that year.

The results of subsidiaries acquired or sold during the year are consolidated from their effective dates of acquisition or through their effective dates of disposition, respectively.

All significant inter-company transactions and balances have been eliminated on consolidation.

Net Income (Loss) per Share

Basic earnings per share were computed by dividing net loss by the weighted average number of shares of common stock outstanding during year. Diluted loss per common share for the years ended December 31, 2006 and 2005 are not presented as it would be anti-dilutive.

Fair Value of Financial Instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. Unless otherwise indicated, the fair values of all reported assets and liabilities, which represent financial instruments, none of which are held for trading purposes, approximate are carrying values of such amounts.

Cash and Cash Equivalents

The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market, cost being determined on the first-in, first-out method. Inventories are written down if the estimated net realizable value is less than the recorded value. As of December 31, 2006 the Company has inventories of mobile phones of $600.

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Property & equipment

Property & equipment is stated at costs. Depreciation are computed using the straight-line method over the estimated economic useful lives of the related assets as follows:

Leasehold improvements	5 years
Furniture, fixture and equipment	5 years

Intangible Assets

The Company evaluates intangible assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.

Income taxes

The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future taxonsequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to table income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Stock-based compensation

SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (I) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for stock issued to employees" (APB 25) and related interpretations with proforma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and has adopted the disclosure only provisions of SFAS 123. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee is required to pay for the stock.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18 ("EITF 96-18"), "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services". Valuation of shares for services is based on the estimated fair market value of the services performed.

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Issuance of shares for service

The Company accounts for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

Revenue Recognition

The Company recognizes its revenue in accordance with the Securities and Exchange Commissions ("SEC") Staff Accounting Bulletin No. 104, "Revenue Recognition in Financial Statements" ("SAB 104"). Revenue is recognized upon shipment, provided that evidence of an arrangeme exists, title and risk of loss have passed to the customer, fees are fixed or determinable and collection of the related receivable is reasonably assured. Revenue is recorded net of estimated product returns, which is based upon the Company's return policy, sales agreements, management estimates of potential future product returns related to current period revenue, current economic trends, changes in customer composition and historical experience.

Foreign Currency Translation

The accounts of the Company's Hong Kong subsidiary are maintained, in the Hong Kong dollars (HK). Such financial statements are translated into U.S. Dollars (USD) in accordance with Statement of Financial Accounts Standards ("SFAS") No. 52, "Foreign Currency Translation," with the Hong Kong dollar as the functional currency. According to the Statement, all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholder's equity are translated at the historical rates and statement of operations items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income. As of December 31, 2006 and 2005 and since inception, such differences were immaterial.

Recent Pronouncements

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We are evaluating the effect of the adoption of this interpretation will have on its financial position, cash flows and results of operations.

In June 2005, the EITF reached consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements ("EITF 05-6"). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on the Company's consolidated financial position or results of operations.

In February 2006, FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAF No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155, permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statements.

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1.	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.
2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.
3.	Permits an entity to choose 'Amortization method' or Fair value measurement method' for each class of separately recognized servicing assets and servicing liabilities:
4.

At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.

Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This Statement is effective as of the beginning of the Company's first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statements.

In September 2006, FASB issued SFAS 157 'Fair Value Measurements'. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS 158 'Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans--an amendment of FASB Statements No. 87, 88, 106, and 132(R)' This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

a.	A brief description of the provisions of this Statement
b.	The date that adoption is required
c.	The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

< 61 >

The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on financial statements.

In July 2006, the FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This statement is effective for fiscal years beginning after December 15, 2006. We are currently in the process of evaluating the expected effect of FIN 48 on our results of operations and financial position.

Reclassifications

Certain comparative amounts have been reclassified to conform to the current year's presentation.

NOTE 3	UNCERTAINTY OF ABILITY TO CONTINUE AS A GOING CONCERN

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As of December 31, 2006, the Company has incurred an accumulated deficits totaling $1,854,257 and its total liabilities exceed its total assets by $556,026. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management has taken the following steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue as a going concern. The Company has entered into an Equity Line of Credit Agreement to sell up to US$2,500,000 common stock of the Company for a two year period from the effective date of registration statement. The Company is also actively pursuing additional funding and potential merger or acquisition candidates and strategic partners, which would enhance stockholders' investment. Management believes that the above actions will allow the Company to continue operations through the next fiscal year. However there can be no assurances that the registration statement will become effective or that sufficient financing will be available on terms acceptable to the Company or at all.

< 62 >

NOTE 4	STOCKHOLDERS' DEFICIT

Common Stock

On February 2, 2005, the Company announced 5,000 for 1 stock split of the Company's issued and outstanding common stock which effectuated through a dividend of common stock outstanding as of record date. All fractional shares are rounded up and the authorized shares remain the same. The financial statements have been retroactively restated for the effects of this reverse stock split.

In February 2005, the Company also changed the common stock from a par value per share of $.001 to no par value. Accordingly the paid in capital account and the additional paid in value account was reclassified into one paid in value account.

On September 14, 2005, the Company announced a 45 for 1 reverse stock split of the Company's issued common stock. All fractional shares are rounded up and the authorized shares remain the same. The financial statements have been retroactively restated for the effects of this reverse stock split.

In March 2006, the Company issued 1,000,000 shares of common stock under the agreement for the acquisition of the distribution rights for M.AG.I.C. Convergent Device.

In March 2006, the Company issued 833,333 shares of common stock for $250,000.

In November 2006, the Company issued 1,500,000 shares of common stock for services valued at $37,500.

In December 2006, the Company issued 1,500,000 shares of common stock for services valued at $31,500.

In December 2006, the Company issued 12,500,000 shares of common stock as a commitment fee under an Equity Line of Credit Agreement.

In December 2006, the Company entered into an agreement to issued 4,342,464 shares of common stock for accrued services for $158,500. These shares were issued on January 3, 2007.

Warrants

The Company issued stock warrants for 1,666,666 shares of common stock to Central Star Holdings Limited. The warrants expire on February 21, 2008 and have an exercise price of $0.30 per share. The company booked expense of $80,000.

The Company issued stock warrants for 31,250,000 shares of common stock to Tailor-Made Capital Limited ("TMC"), as part of the Equity Line of Credit Agreement between TMC and the Company, in which TMC was to invest up to $2,500,000 to purchase the Company's common stock. The warrants expire on or about May 12, 2009. The warrants have an exercise price for 15,625,000 shares of common stock at $0.030 per share and the other 15,625,000 shares of common stock at $0.036 per share. The Company booked expense of $311,508.

The Company also issued 138,889 stock warrants as part of commission in relation to the Equity Line of Credit Agreement above. These warrants have an exercise price of $0.036 per share and expire on or about May 12, 2009.

< 63 >

NOTE 5	STOCK OPTIONS AND WARRANTS

Stock Options

The Company adopted SFAS No. 123 (Revised 2004), Share Based Payment ("SFAS No. 123R"), under the modified-prospective transition method on April 1, 2006. SFAS No. 123R requires companies to measure and recognize thcost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. Share-based compensation recognized under the modified-prospective transition method of SFAS No. 123R includes share-based compensatiobased on the grant-date fair value determined in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for all share-based payments granted prior to and not yet vested as of April 1, 2006 and share-based compention based on the grant-date fair-value determined in accordance with SFAS No. 123R for all share-based payments granted after April 1, 2006. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value metd proscribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123. Prior to the adoption of SFAS No. 123R, the Company accounted for our stock option pns using the intrinsic value method in accordance with the provisions of APB Opinion No. 25 and related interpretation

Primarily as a result of adopting SFAS No. 123R, the Company recognized $1,515,743 or $0.01 per basic and diluted loss per share ishare-based compensation expense for the year ended December 31, 2006. The fair value of our stock options was estimated using the Black-Scholes option pricing model.

2002 Stock Option Plan

Effective on October 11, 2002, the Company adopted the 2002 Stock Option Plan (the "2002 Plan") allowing for the awarding of options to acquire shares of common stock. This plan provides for the grant of incentive stock options to key employees and directors. Options issued under this plan will expire over a maximum term of ten years from the date of grant. The Company did not issue any stock options from the date of the inception of the plan to December 31, 2005. Accordingly there were no outstanding stock options as at 31 December 2005.

2006 Stock Option Awards

On December 23, 2006, the Company granted 21,800,000 stock options to its employees and directors. All of the 21,800,000 stock options are exercisable from December 23, 2006 to December 22, 2009 and were vested immediately on the date of grant. These stock options had an exercise price of $0.0365 per share and the fair value of the shares at the time of granting of the options was $0.018. Total $184,278 expense was recorded for the stock options granted.

Following is a summary of the stock option activity in 2006:

Options outstanding
Outstanding, December 31, 2005	-
Granted during the year	21,800,000
Forfeited during the year	-
Exercised during the year	-
------------------------------------
Outstanding, December 31, 2006	21,800,000
=====================

< 64 >

Following is a summary of the status of options outstanding at December 31, 2006:

Outstanding Options			Exercisable Options
----------------------------------------			---------------------------------------------------------------------------------------
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Intrinsic Price

$0.0365	21,800,000	2.98	$0.0365	21,800,000	$0.00

The assumptions used in calculating the fair value of options granted using the Black-Scholes option pricing model are as follows:

The 21,800,000 stock options granted on December 23, 2006:

Risk-free interest rate	4.63%
Expected life of the options	3.00 years
Expected volatility	95%
Expected dividend yield	0

Warrants

Following is a summary of the warrant activity in 2006:

Outstanding, December 31, 2005	-
Granted during the year	33,055,555
Forfeited during the year	-
Exercised during the year	-
------------------------
Outstanding, December 31, 2006	33,055,555
==============

< 65 >

Following is a summary of the status of warrants outstanding at December 31, 2006:

Outstanding Warrants			Exercisable Warrants
-----------------------------------------			-------------------------------------------------------------------------------
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Intrinsic Value

$0.300	1,666,666	1.00	$0.300	1,666,666	$0.00
$0.030	15,625,000	2.43	$0.030	15,625,000	$0.00
$0.036	15,625,000	2.43	$0.036	15,625,000	$0.00
$0.036	138,889	2.43	$0.036	138,889	$0.00

Details of the warrants are specified in Note 6 (d) and (e).

< 66 >

NOTE 6	STOCK PURCHASE AGREEMENTS

a) On or about October 12 2005, the Company entered into two non-binding Stock Purchase Agreements with Central High Limited ("Central High")

1)

for the entire issued share capital of Good World Investments Limited for 50 million new common stock of the Company, subject to satisfactory completion of legal, financial and operational due diligence. Good World Investments Limited holds 50% interests in Beijing Ren Ren Health Culture Promotion Limited;

2)

for 50,000,000 shares in Cody Ventures Corporation ("CVC") representing about 52.1% of the issued share capital in CVC in exchange for 30 million new common stock of the Company, subject to satisfactory completion of legal, financial and operational due diligence. CVC is quoted on the US Pink Sheets Market under the symbol CDYV. This agreement was terminated in July 2006.

Both directors, Messrs Con Unerkov and Alex Ho own 25% each in the issued share capital of Central High. The stock purchase transactions have not been complete as of December 31, 2006.

b) On or about January 25, 2006, the Company entered into an agreement with Fleming Assets Limited ("Fleming") to acquire the distribution rights for the M.A.G.I.C. Convergent Communications Device for the territory of China and Hong Kong. Under the agreement the Company will issue the following shares to Fleming:

-	Within one month of signing the agreement, one million shares of the Company;
-	Within one month of receiving the prototype devices, one million shares of the Company;
-	Within one month of receiving the product from commercial production, two million shares of the Company; and
-	A royalty payment of 100,000 shares of the Company for every 5,000 devices sold for the next 3 years.

< 67 >

As of December 31, 2006, the Company has only issued one million shares in respect of this agreement.

c) On or about February 1, 2006, the Company entered into a non-binding Stock Purchase Agreement with Dongguang Zhishixin Advertising Limited ("Zhishixin") for the controlling interests in Zhishixin ("Stock Purchase Agreement"). Under the Stock Purchase Agreement the Company will subscribe about $68,500 (RMB550, 000) of registered capital, representing about 52.3% of the enlarged capital, in Zhishixin. This Agreement is conditional on satisfactory completion of the legal, financial and operational due diligence by the Company. This agreement was terminated in September 2006.

d) On or about February 13, 2006, the Company announced a Stock Purchase Agreement with Central Star Holdings Limited ("Central Star"). Under the agreement, Central Star will purchase 833,333 shares in the Company for $250,000 upon signing the agreement and thereafter purchasing an additional $1 million worth of stock of the Company in 4 equal tranches every 2 months over an 8 months period. Central Star is obliged to purchase the additional tranches provided that the share price of the 5 days prior to the relevant date is not below $0.33 per share. However if the share price is below $0.33 then Central Star still has the right, but not the obligation, to purchase the stock at $.30 per share. For every stock purchased, Central Star will be entitled to receive an option to purchase 2 additional shares in the Company at the same price that it paid for the shares subscribed over a one year period from the later date of the final payment of the last tranche to complete the $1 million additional stock purchase and February 21, 2007. The Company received $250,000 in February 2006. $80,000 was expensed for issuing the warrants.

e) On or about December 7, 2006 the Company entered into an Equity Line of Credit Agreement ("ELOC") with Tailor-Made Capital Limited ("TMC"). Pursuant to Equity Line of Credit Agreement, the Company may at its sole discretion, periodically sell to TMC common stock for a total purchase price of up to US$2,500,000 during the two year period commencing on the effective date of the registration statement but not later than three years from the date of the ELOC. The amount of each advance is subject to a maximum amount of US$250,000, and the Company may not submit an advance within 5 trading days of a prior notice of an advance. For each common stock purchased under the ELOC, TMC will pay between 90-100% of the volume weighted average price of our common stock quoted on the Over-the-Counter Bulletin Board for the 5 days immediately preceding the notice date. As part of this agreement, the Company issued to TMC 12,500,000 common stock as commitment fee and stock warrants for a total of 31,250,000 shares of common stock. The warrants expire on May 7, 2009. The warrants have an exercise price for 15,625,000 shares of common stock at $0.030 per share and the other 15,625,000 shares of common stock at $0.036 per share.

f) The Company also issued 138,889 stock warrants as part of commission in relation to the Equity Line of Credit Agreement above. These warrants have an exercise price of $0.036 per share and expire on May 7, 2009.

< 68 >

NOTE 7	PREPAYMENTS, DEPOSITS AND OTHER RECEIVABLES

Prepayments, deposits and other receivables are summarized as follows:

As of December 31, 2006
US$

Rental deposit	15,949
Utilities and other deposits	36,102
Prepayments	143
----------------------------------
52,194
====================

NOTE 8	PROPERTY AND EQUIPMENT, NET

Property and equipment is summarized as follows:

As of December 31, 2006
US$
Cost
Leasehold improvements	7,918
Furniture, fixtures and equipments	9,694
--------------------------------
17,612
Accumulated depreciation	(2,523)
--------------------------------
15,089
===================

< 69 >

NOTE 9	INTANGIBLE ASSETS

On January 25, 2006, the Company entered into an agreement with Fleming Assets Limited ("Fleming") to acquire the distribution rights for the M.A.G.I.C. Convergent Communications Device for the territory of China and Hong Kong. Under the agreement the Company will issue the following shares to Fleming:

*	Within one month of signing the agreement, one million shares of the Company;
*	Within one month of receiving the prototype devices, one million shares of the Company;
*	Within one month of receiving the product from commercial production, two million shares of the Company; and
*	A royalty payment of 100,000 shares of the Company for every 5,000 devices sold for the next 3 years.

The Company issued 1,000,000 shares of common stock valued at $138,000. The shares were valued at the market price on the date of issuance

NOTE 10	OTHER PAYABLES AND ACCRUALS

Other payables and accruals are summarized as follows:

As of December 31 2006
US$

Accrued salaries and wages	13,606
Accrued interest	16,992
Accrued accounting	23,500
Accrued legal fee	44,818
Accrued consulting fee	23,975
Accrued trip and office expense	20,811
Accrual others	30,631
------------------------------------
174,333
=====================

< 70 >

NOTE 11	CONVERTIBLE DEBENTURE

On December 7, 2006 the Company entered into a Debenture Purchase Agreement ("DPA") with TMC whereby TMC agreed to purchase certain convertible securities issued by the Company. Pursuant to the terms of the DPA, the Company may sell and issue to TMC, and TMC will purchase from the Company, up to an aggregate of US$125,000 of convertible debenture ("Convertible Debenture") of the Company which will be due 12 months from the date of issuance. The terms of the Convertible Debenture due one year from the date of issue, bears interest at a rate of 10% per annum which is payable on the conversion date or at maturity, and can be converted at TMC's discretion at any time prior to maturity date at a conversion price of US$0.024 per share. Under the DPA, the Company can issue the Convertible Debentures in 3 stages: 1) US$50,000 upon signing the DPA, 2) US$50,000 upon filing the registration statement in accordance to the SPA, and 3) US$25,000 upon the aforementioned registration statement being declared effective by the Securities Exchange Commission. On December 20, 2006, the Company issued US$50,000 Convertible Debenture pursuant to the DPA and this was the only Convertible Debenture outstanding as at December 31, 2006.

NOTE 12	SHORT-TERM DEBT

As of December 31, 2006, the Company has an outstanding short-term unsecured debt payable of $67, 600, with annual interest rate of 10%. The debt was due on October 11, 2006, and was not yet paid off as of December 31, 2006. The Company recorded accrued interest of $6,760 in 2006.

NOTE 13	DUE TO DIRECTORS AND OFFICERS

The due to directors and officers are interests free, unsecured and due on demand. The balance of due to directors and officers is $362,186 as of December 31, 2006.

< 71 >

NOTE 14	PREPAID EXPENSES

In November 2006, the Company signed consulting agreement with Waterville Investment Research with the term of the agreement of one year, The Company issued 1,500,000 shares of common stock valued at $37,500, of which $3,125 was expensed in 2006 and $34,375 was recorded as prepaid consulting expense.

In November 2006, the Company signed consulting agreement with Uptick Capital Ltd with the term of the agreement of one year for a payment of 1,500,000 shares of common stock of the Company every three months, The Company issued the first 3 months payment of 1,500,000 shares of common stock valued $31,500 on the effective date of the agreement, of which $10,500 was expensed in 2006 and $21,000 was recorded as prepaid consulting expense.

NOTE 15	RELATED COMPANY TRANSACTIONS

During the year ended December 31, 2005, (i) the Company recorded interest of $5,403 on a note payable due to the former officers of the Company and (ii) officers of the Company provided office space to the Company totaling $12,600, of which, $8,400 was recorded as contribution to capital in that year.

The Company agreed to pay directors and officers a monthly salary for services performed. During the years ended December 31, 2006 and 2005, the Company paid the directors and its officers and their services companies a total remuneration of $341,000 and $33,000, respectively, of which $6,000 in 2005 payment was recorded as contribution to capital.

NOTE 16	INCOME TAXES

No provision was made for income tax for the year ended December 31, 2006 and 2005, since the Company and its subsidiaries had significant net operating loss. In the year ended December 31, 2006 and 2005, the Company and its subsidiaries incurred net operating losses for tax purposes of approximately $1,515,743 and $131,000, respectively. Total net operating losses carry forward at December 31, 2006 and 2005, (i) for Federal and State purpose were $1,854,257 and $339,000, respectively and (ii) for its entities outside of the United States were $615,150 and nil, respectively for the two years. The net operating loss carry-forwards may be used to reduce taxable income through the year 2025. The availability of the Company's net operating loss carry-forwards are subject to limitation if there is a 50% or more change in the ownership of the Company's stock.

There was no significant difference between reportable income tax and statutory income tax. The gross deferred tax asset balance as of December 31, 2006 and 2005 was approximately $400,660 and $135,400, respectively. A 100% valuation allowance has been established against the deferred tax assets, as the utilization of the loss carry-forwards cannot reasonably be assured.

The components of the net deferred tax asset are summarized below:

	December 31, 2006	December 31, 2005
Deferred tax asset
Net operating losses	$400,660	$135,400
Less: valuation allowance	(400,660)	(135,400)
	----------------------	----------------------
	$-	$-
	=============	=============

< 72 >

The following is a reconciliation of the provision for income taxes at the Hong Kong (2006) and U.S. federal (2005) income tax rate to the income taxes reflected in the Statement of Operations:

	December 31, 2006	December 31, 2005
Tax expense (credit) at statutory rate-Hong Kong & federal	(17.5) %	(34) %
State tax expense net of federal tax	(0)	(6)
Changes in valuation allowance	17.5	40
	--------------------------	---------------------
Tax expense at actual rate	-	-
	===============	============
Income tax expense consisted of the following:

	2006	2005
Current tax expense:
Federal	$-	$-
State	-	-
	------------------	-------------------
Total current	$-	$-

Deferred tax credit:
Hong Kong & Federal	$265,000	$55,000
State	0.00	10,000
	-----------------	-------------------
Total deferred	$265,000	$65,000
Less: valuation allowance	(265,00)	(65,000)
	----------------	-------------------
Net deferred tax credit	-	-

	----------------	------------------
Tax expense	$-	$-
	==========	===========

< 73 >

NOTE 17	COMMITMENTS AND CONTINGENCIES

a)

The Company leases office premises for its operations in United States, Hong Kong and Malaysia under operating leases. Rental expenses under operating lease for the year ended December 31, 2006 was US$58,927 (2005:US$12,600).

Future minimum rental payments under non-cancellable operating leases for the year ended December 31, 2007 is $5,474.

b)

The Company has service or employment agreements with the Directors and Officer and its service companies (the "Executives") for two years commencing on October 1, 2005 and the agreements shall continue thereafter unless terminated by either parties. The Executives will receive a monthly salary at a rate to be agreed by the Company and the Executives from time to time. In addition, the Executives will receive an annual management bonus to be determined by the majority of the Board based on the operating results of the Company and the Executives' performances, provided that it does not exceed 8.8 % of the net profit of the Company.

c)

On or about February 6, 2006, the Company received a correspondence from the Florida Attorney General's office regarding some complaints on some transmissions of unsolicited facsimile allegedly from the Company, and advised of potential civil penalties. The Company's legal council contacted the Attorney General office to state that the Company has never sent or authorized any unsolicited facsimile transmission, and that the Company has taken every possible effort to distance from these unauthorized transmissions including adding a "pop up" window on its website. The Company has offered its assistance in any investigation to the Attorney General office. The Attorney General office has not imposed any penalties on the Company to date. The Company would vigorously defend any such civic action if pursued.

d)

On March 1, 2006 the Company entered into an agreement with Dolphin Investments Inc., (DII) whereby DII will assist Company in procuring R & D funding, developing resource pool for engineering expertise and liaising and building relationship with customers to achieve business and sales target.

According to the terms of the agreement the Company will pay $10,500 per month as consulting fees for the period of 12 months from the date of the agreement.

e)	On December 7, 2007 The Company has entered into an Equity Line of Credit Agreement to sell US$2,500,000 of common stock, as further described in Note 6 (E) above.

f)	The Company will pay a 10% commission in cash and an equal amount in stock warrant to an independent party on any funds received under the ELOC Agreement and the Debenture Purchase Agreement.

NOTE 18	SUBSEQUENT EVENTS (Unaudited)

On January 3, 2007, the Company issued 4,342,464 shares of common stock for accrued services of $158,500.

On January 13, 2007 the Company acquired 18% interests in Guangzhou Waho Culture & Media Co., Ltd. (the "GWCM") for $243,000, of which $53,000 shall be paid in cash within 6 months from the date of the agreement and $190,000 worth of common stock, which is calculated to 3,518,518 shares of the Company. GWCM is a company focused in the business of online advertising for the China market.

< 74 >

2. Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2006 and the Unaudited Pro Forma Consolidated Statement of Operations for the year ended 2006 of the Company

CHINA MEDIA GROUP CORPORATION

UNAUDITED PRO-FORMA CONSOLDIATED BALANCE SHEET

AS OF DECEMBER 31, 2006

	CHMD	Good World
	(as at Dec. 31 2006)	(as at Dec. 31 2006)	Adjustments	Proforma consolidated
	US$	US$	US$	US$
	-------------------	------------------	----------------	-----------------
ASSETS
Current assets:
Cash and cash equivalents	63,039	46,363		109,402
Accounts receivable	897	-		897
Inventory	600	-		600
Prepayments, deposit and other receivables	52,194	397,842		450,036
	-------------------	------------------	----------------	-----------------
Total current assets	116,730	444,205	-	560,935

Non-current assets:
Property and equipments, net	15,089	17,599		32,688
Goodwill on acquisition of subsidiary	-	7,696,142	88,059	7,784,201
Advanced payment for distribution rights	138,000	-		138,000
	-------------------	------------------	----------------	-----------------
	153,089	7,713,741	88,059	7,954,889

	269,819	8,157,946	88,059	8,515,824
	===========	===========	==========	==========
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:

Accounts payable	13,226	-		13,226
Other payables and accruals	174,333	26,391		200,724
Convertible debenture	50,000	-		50,000
Short-term debt	67,600	-		67,600
Stock to be issued	158,500	-		158,500
Due to officers & directors	362,186	-		362,186
	-------------------	------------------	----------------	-----------------
Total current liabilities	825,845	26,391	-	852,236
	-------------------	------------------	----------------	-----------------
Long-term debt	-	30,800

	825,845	57,191

Stockholders' deficit:
Common stock, $0.001 par value, 85,000,000,000 shares
authorized, 361,274,145 share issued and outstanding	776,670	50,000	5,950,000	6,776,670
Additional paid-in-capital	576,936	5,950,001	(5,950,001)	576,936
Prepaid expenses	(55,375)	-	-	(55,375)
Accumulated deficits	(1,854,257)	(88,060)	88,060	(1,854,257)
	-------------------	------------------	----------------	-----------------
Total stockholders' deficit	(556,026)	5,911,941	88,059	5,443,974
	-------------------	------------------	----------------	-----------------
Long term liabilities:
Long term loan	-	2,000,000		2,000,000
Minority interests	-	219,614		219,614
	-------------------	------------------	----------------	-----------------
	-	2,219,614	-	2,219,614
	-------------------	------------------	----------------	-----------------
	269,819	8,157,946	88,059	8,515,824
	===========	===========	==========	==========

< 75 >

CHINA MEDIA GROUP CORPORATION

NOTES TO THE UNAUDITED PRO-FORMA CONSOLDIATED BALANCE SHEET

AS OF DECEMBER 31, 2006

1.	The acquisition of Good World has been accounted for as a purchase acquisition. CHMD issued 125,000,000 shares for the acquisition of Good World.

< 76 >

CHINA MEDIA GROUP CORPORATION

UNAUDITED PRO-FORMA CONSOLDIATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED 2006

	CHMD	Good World
	(Year ended Dec. 31, 2006)	(Year ended Dec. 31, 2006)	Adjustments	Proforma consolidated
	US$	US$	US$	US$
	----------------------	----------------------	---------------------	--------------------
Net revenues	79,600	1,793		81,393

Cost of revenue	(59,373)	-		(59,373)
	----------------------	----------------------		--------------------
Gross profits	20,227	1,793		22,020

Selling, general and administrative expenses	(1,528,829)	(159,543)		(1,688,372)
	----------------------	----------------------		--------------------
Loss from operations before other expense and provision for income tax	(1,508,602)	(157,750)		(1,666,352)

Other expenses - interest expense	(7,141)	-		(7,141)
	----------------------	----------------------		--------------------
Net loss before minority interests	(1,515,743)	(157,750)		(1,673,493)

Minority interests	-	77,932		77,932
	----------------------	----------------------		--------------------
Net loss	(1,515,743)	(79,818)		(1,595,561)
	=============	=============		============

Basic and diluted loss per common share	$0.01			$0.01
	=============			============
Basic and diluted weighted average number of common shares	340,809,108			340,809,108
	=============			============

< 77 >

CHINA MEDIA GROUP CORPORATION

NOTES TO THE UNAUDITED PRO-FORMA CONSOLDIATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

1.	No notes.

< 78 >

CHINA MEDIA GROUP CORPORATION

COMMON STOCK

PROSPECTUS

March 16, 2007

< 79 >

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

The Texas Business Corporation Act ("TBCA") permits, and in some cases requires, corporations to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses under certain circumstances. As authorized by Article 2.02-1 of the TBCA, each director and officer of the Company may be indemnified by the Company against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Company if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. In each case, such indemnity shall be to the fullest extent authorized by the TBCA. If the director or officer is found liable for willful or intentional misconduct in the performance of his duty to the Company, then indemnification will not be made.

Article V of the Company's Bylaws provides that the Company "shall indemnify any and all of its Directors and Officers, and its former Directors and Officers, or any person who may have served at the corporation's request as a Director or Officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matters as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under By-Law, agreement, vote of stockholders or otherwise."

The Company has been advised that it is the position of the Securities and Exchange Commission that insofar as the provision in the Company's Bylaws may be invoked for liabilities arising under the Securities Act, the provision is against public policy and is therefore unenforceable.

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Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees.

To be Paid by the Registrant
SEC registration fees	$ 83.00
Legal fees and expenses	25,000.00
Accounting fees and expenses	6,000.00
Printing and engraving expenses	5,000.00
Transfer agent's fees	5,000.00
Miscellaneous fees and expenses	15,000.00
---------------------
Total	$ 56,083.00
============

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Item 26. Recent Sales of Unregistered Securities.

During the past three years, we have sold unregistered securities in private placement offerings, issued stock in exchange for debts or pursuant to contractual agreements as set forth below.

a)

On January 25, 2006, the Company entered into a Sales and Purchase Agreement with Fleming Assets Limited ("Fleming") for the exclusive Distribution Rights to M.A.G.I.C. Convergent Phone Device for China and Hong Kong ("S&P Agreement"). As part of this agreement, Fleming will assign/transfer the rights to the Distribution Rights by having CMG re-enter into the distribution agreement with the owner of the M.A.G.I.C. Convergent Device, Advance Tech Communications Sdn. Bhd ("Advance Tech").

Under the S&P Agreement, CMG will issue new CMG restricted common stock from the treasury ("New CMG Stock") to Fleming as follows 1) one million New CMG Stock within 30 days from the date of the signing of the Distribution Agreement between CMG and Advance Tech; 2) one million New CMG Stock to be issued within 30 days from the date the prototype M.A.G.I.C. Device is received by CMG; 3) two million New CMG Stock to be issued within 30 days from the date of commercial products of the M.A.G.I.C. Device for sale is received by CMG and; 4) for a period of three years from the date of the commercial products of the M.A.G.I.C. Devices for sale, one hundred thousand New CMG Stock for every five thousand M.A.G.I.C. Devices purchased by CMG from Advance Tech and or its manufacturer. The Company relied upon the exemption from registration as set forth under Section 4(2) of the Securities Act of 1933, (the "Securities Act") and/or Regulation D thereunder for the issuance of these shares. The stockholder was an Accredited Investor as that term is defined in the Securities Act and took the shares for investment purposes without a view to distribution and had access to information concerning the Company and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the issuance of the shares. The stockholder was permitted access to the Company's management for the purpose of acquiring investment information.

b)

On February 13, 2006, the Company entered into a Stock Purchase Agreement with Central Star Holdings Limited ("Central Star") to place out 4,166,665 shares for US$1,250,000 to Central Star. The placement will be made in five US$250,000 tranches with the first tranche to be made upon signing the agreement and the remaining four tranches to be paid over 4 successive 2 months periods. The placement shares will be priced at US$0.30 per share and each share issued will have a warrant attached to buy additional 2 shares in the Company at US$0.30 per share over a one year period commencing from the Option Date. (Option Date is defined as the earlier of i) one year from the date of the Initial Closing Date (as defined below) and ii) the date of completion of the placement of US$1.25 million.).

For the first tranche, the transaction was completed on February 28, 2006 after the Company received the US$250,000 cash proceeds from the sale of the Stock and agreed to issue 833,333 restricted common stock at a price of US$0.30 per share and to issue warrants, with a one year exercisable period, for the purchase of 1,666,666 common shares, at the exercise price of US$0.30 per share. The placement shares issued are restricted securities within the meaning of Rule 144 under the Securities Act. These shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available. The Company relied upon the exemption from registration as set forth under Section 4(2) of the Securities Act for the issuance of these shares. The stockholder was an Accredited Investor as that term is defined in the Securities Act and took the shares for investment purposes without a view to distribution and had access to information concerning the Company and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the issuance of the shares. The stockholder was permitted access to the Company's management for the purpose of acquiring investment information.

The second tranche fall due on April 28, 2006 and Central Star has not taken up the purchase of the second tranche stock as in accordance to the agreement Central Star is not obligated to purchase the second tranche shares unless the average closing price for the 5 days prior to the relevant period end is at least 10% above US$0.30 ("Price Limit"). However, Central Star has the right, not the obligation, to purchase the second tranche, including the rights to buy additional 2 shares in CMG at US$0.30 per share over a one year period from the Option Date, prior to the one year anniversary of the Initial Closing Date.

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c)

On November 27, 2006, the Company entered into a Consultancy Agreement (the "Agreement") with Waterville Investment Research, Inc. (the "Consultant"). Waterville through its operating division Waterville Investment Research (the "Division") (the Consultant and the Division collectively referred to as the "Consultant") which operates a research and public relations firm. According to the Agreement, the Consultant shall provide the Company a summary research report (the "Report") providing data and research (the "Research Services") on the Company. The term of the Agreement shall commence on November 27, 2006 and terminate as of the close of business on November 30, 2007. As consideration for the Research Services to be rendered by the Consultant, the Company paid to the Consultant (a) US$500 in cash, and (b) in consideration of US$25 from Waterville, the Company issued 1,500,000 Common Stock ("Common Shares"). The Company relied upon the exemption from registration as set forth under Section 4(2) of the Securities Act for the issuance of these shares. The stockholder was an Accredited Investor as that term is defined in the Securities Act and took the shares for investment purposes without a view to distribution and had access to information concerning the Company and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the issuance of the shares. The stockholder was permitted access to the Company's management for the purpose of acquiring investment information.

d)

On December 1, 2006, the Company entered into a Consultant Agreement (the "Agreement") with an independent third party to provide management consulting services to the Company. The term of the Agreement shall be for one year commencing on December 1, 2006 (the "Effective Date"). The Company will issue to the Consultant 1,500,000 common stock on the first date of each quarter for one year from the date of the Agreement, provided that either party has not canceled the agreement 30 days prior to each quarter end. The Company relied upon the exemption from registration as set forth under Section 4(2) of the Securities Act for the issuance of these shares. The stockholder was an Accredited Investor as that term is defined in the Securities Act and took the shares for investment purposes without a view to distribution and had access to information concerning the Company and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the issuance of the shares. The stockholder was permitted access to the Company's management for the purpose of acquiring investment information.

e)

On December 7, 2006, the Company entered into an equity line of credit arrangement (the "ELOC Arrangement") with Tailor-Made Capital Ltd. ("TMC"), an Israeli company affiliated with Meitav Investment House ("Meitav"), a privately owned asset management and investment banking firm based in Israel. Pursuant to the terms of the ELOC Arrangement, the Company will have the right to issue and sell to TMC from time to time as specified in the related Securities Purchase Agreement (the "SPA"), and TMC will be obligated to purchase from the Company, up to $2,500,000 of shares of the Company's common stock on a private placement basis pursuant to an exemption from registration provided under Section 4(2) of the Securities Act.

Under the terms of the related registration rights agreement between the Company and TMC (the "RRA"), TMC will be entitled to resell such shares of Common Stock as soon as the Company files a resale registration statement (the "Registration Statement") with the U.S. Securities and Exchange Commission (the "Commission") and the Registration Statement is declared effective by the Commission. Under the terms of the RRA, the Company must file the Registration Statement by no later than March 7, 2007, and such Registration Statement must be declared effective by the Commission by no later than May 7, 2007, or else the Company is in default of the RRA.

Pursuant to the terms and conditions of the SPA, on the Initial Closing Date, which is expected to be December 12, 2006, the Company will issue the followings to TMC:

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*	a commitment fee of 12,500,000 shares of Common Stock of the Company, which fee was paid on December 11, 2006; and

*	two Warrants as follows:

*

a Warrant to purchase up to 15,625,000 shares of Common Stock with an exercise price equal to $0.030 per share, subject to adjustment as provide in the related Warrant Agreement, from the Initial Closing Date to May 12, 2009; and

*

a Warrant to purchase up to 15,625,000 shares of Common Stock with an exercise price equal to $0.036 per share, subject to adjustment as provide in the related Warrant Agreement, from the Initial Closing Date to May 12, 2009.

The Company will have the period of 24 consecutive months commencing immediately after the date that the initial Registration Statement filed by the Company pursuant to the Registration Rights Agreement is first declared effective by the Commission (but in no event later than 36 months following December 7, 2006) to draw down funds under the ELOC Arrangement.

Such shares and warrants will be "restricted securities" within the meaning of Rule 144 under the Securities Act. The Company relied upon the exemption from registration as set forth under Section 4(2) of the Securities Act for the issuance of these shares and warrants. The stockholder was an Accredited Investor as that term is defined in the Securities Act and took the shares for investment purposes without a view to distribution and had access to information concerning the Company and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the issuance of the shares. The stockholder was permitted access to the Company's management for the purpose of acquiring investment information.

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f)

On December 23, 2006, the Company entered into a number of Subscription Agreements with its employees for them to subscribe a total of 4,342,464 shares (the "Subscription Shares") at USD0.0365 per share for an aggregate of USD158,500 which was used to retire debts owed to its employees. This Subscription Shares included 1,369,863 shares that were subscribed for USD50,000 by our director Mr. Con Unerkov, 1,232,876 shares that were subscribed for USD45,000 by our director Mr. Alex Ho and 1,369,863 shares that were subscribed for USD50,000 by Mr. Paul Scanlan, President of our Telecommunication and Mobile Computing Division. The Company relied upon the exemption from registration as set forth in Regulation S of the Securities Act for the issuance of these shares. The stockholders are not a "U.S. Person" as that term is defined in the Securities Act, and at the time of the offering and issuance of the shares, the stockholders were located outside of the United States. In addition, the stockholders took the shares for investment purposes without a view to distribution and had access to information concerning the Company and our business prospects, and were permitted access to the Company's management for the purpose of acquiring investment information, as required by the Securities Act. Further, there was no general solicitation or advertising for the issuance of the shares. The Company issued the shares without compliance with the registration requirements of the Securities Act in reliance upon the exemptions therefrom afforded by Section 4(2) and Regulations D thereunder as well as Regulation S.

g)

On January 13, 2007, the Company entered into a Sale and Purchase Agreement (the "SP Agreement") with an independent third party (the "Vendor") to purchase 18% of the registered capital of Guangzhou Waho Culture & Media Co., Ltd. ("GWCM") for US$243,000, which will be paid by US$53,000 in cash and US$190,000 in common stock which is calculated to 3,518,518 shares of the Company.

Pursuant to the Agreements, the cash consideration of US$53,000 shall be paid within 6 months from the date of the SP Agreement and the shares consideration of 3,518,518 shares are kept in escrow by the Company until the completion of the registration of the 18% of the registered capital of GWCM into the Company's name. The Company relied upon the exemption from registration as set forth under Section 4(2) of the Securities Act for the issuance of these shares. The stockholder was an Accredited Investor as that term is defined in the Securities Act and took the shares for investment purposes without a view to distribution and had access to information concerning the Company and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the issuance of the shares. The stockholder was permitted access to the Company's management for the purpose of acquiring investment information.

GWCM is a company incorporated in the People's Republic of China in August 2006. GWCM is focused in the business of online advertising for the China market. GWCM has a cooperative agreement with China Tietong Communications Co., Ltd. Guangdong Branch to be the exclusive partner to issue and advertise the China Tietong Guangdong Yellow Pages both the print and on line edition for the province of Guangdong. This Tietong contract is effective for 8 years from 2006 to 2014 and is renewable for another 5 years upon expiry.

h)

On March 1, 2007, the Company issued the 2nd tranche of 1,500,000 shares to an independent third party in accordance with the Consultant Agreement executed on December 1, 2006. The Company relied upon the exemption from registration as set forth under Section 4(2) for the issuance of these shares. The stockholder was an Accredited Investor as that term is defined in the Securities Act and took the shares for investment purposes without a view to distribution and had access to information concerning the Company and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the issuance of the shares. The stockholder was permitted access to the Company's management for the purpose of acquiring investment information.

i)

On March 13, 2007 we entered into a Sales and Purchase Agreement to acquire the entire issued share capital of Good World Investment Limited which owns 50% issued shares capital of Beijing Ren Ren Health Culture Promotion Limited. Pursuant to the agreement, the Company will issue 125 million shares to Central High Limited as the consideration. This purchase consideration was negotiated with reference to the BRR accounts and the underlying projects in BRR. Our directors Messrs. Con Unerkov and Alex Ho each owns 25% interests in, but are not directors or officers of, Central High Limited. The Company relied upon the exemption from registration as set forth under Section 4(2) of the Securities Act for the issuance of these shares. The stockholder was an Accredited Investor as that term is defined in the Securities Act and took the shares for investment purposes without a view to distribution and had access to information concerning the Company and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the issuance of the shares. The stockholder was permitted access to the Company_s management for the purpose of acquiring investment information.

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Item 27. Exhibits

Exhibit Number	Description of Exhibit
2.1	Non-Blinding Agreement for Sale & Purchase of shares of Cody Ventures Corporation. (1)
2.2	Sales and Purchase Agreement with Fleming Assets Limited for the distribution rights to M.A.G.I.C. Convergent Phone Device. (2)
2.3	Non-Blinding Stock Purchase Agreement with Dongguan Zhishixin Advertising Limited to acquire 52.3% controlling interests in Zhishixin.(3)
2.4	Stock Purchase Agreement with Central Star Holdings Limited. (4)
2.5	Sales and Purchase Agreement to purchase the entire share capital of Good World Investments Limited. (5)
3.1	Articles of Incorporation (6)
3.1.1	Certificate of Amendment to Articles of Incorporation (7)
3.1.2	Certificate of Amendment to Articles of Incorporation, as amended, filed herewith as an exhibit.
3.2	Bylaws (6)
4.1	Consultancy Agreement between China Media Group Corporation and Waterville Investment Research, Inc. (8)
4.2	Consultancy Agreement between China Media Group Corporation and Uptick Limited. (9)
4.3	Executive Services Agreement between China Media Group Corporation and Con Unerkov (10)
4.4	Executive Services Agreement between China Media Group Corporation and Alex Ho (10)
4.5	Warrants to Purchase Common Stock (11)(12)
5.1*
10.1	ELOC Arrangement with Tailor-Made Capital Ltd. (11)
10.2	Debenture Purchase Agreement with Tailor-Made Capital Ltd.(11).
10.3	2002 Stock Option Plan (13)
10.4	2007 Stock Incentive Plan (14)
21.1	Subsidiaries of small business issuer, filed herewith as an exhibit.
23.1	Consent of Independent Auditors, Kabani and Company, CPA, filed herewith as an exhibit.
23.2*

    Incorporated by reference to our Current Report on Form 8-K/A filed with the SEC on October 19, 2005.
    Incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 1, 2006.
    Incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 7, 2006.
    Incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 16, 2006.
    Incorporated by reference to our Current Report on Form 8-K filed with the SEC on March 15, 2007.
    Incorporated by reference to our Registration Statement on Form SB-2 filed with the SEC on April 15, 2003.
    Incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 3, 2005.
    Incorporated by reference to our Current Report on Form 8-K filed with the SEC on November 28, 2006..
    Incorporated by reference to our Current Report on Form 8-K as filed with the SEC on December 4, 2006.
    Incorporated by reference to our Current Report on Form 10-KSB/A as filed with the SEC on August 11, 2006.
    Incorporated by reference to our Current Report on Form 8-K/A as filed with the SEC on March 8, 2007.
    Incorporated by reference to our Current Report on Form 8-K as filed with the SEC on February 16, 2006.
    Incorporated by reference to our Registration Statement on Form SB-2 filed with the SEC on April 15, 2003.
    Incorporated by reference to our Registration Statement on Form S8 filed with the SEC on March 8, 2007.

* To be filed by amendment

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Item 28. Undertakings.

(a)	The undersigned registrant hereby undertakes that it will:

(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(ii)	To include any additional or changed material information on the plan of distribution;

(2)

For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that it will:

(1)

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Antonio, State of Texas, on March 16, 2007.

China Media Group Corporation

By:	/s/ Con Unerkov
__________________________________
Con Unerkov, President, CEO, CFO

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Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Con Unerkov _______________________________
Con UNERKOV (Principal Executive Officer and Principal Accounting Officer)	President, CEO, CFO and Director	March 16, 2007

/s/ Alex Ho _______________________________
Alex Te Heng HO	Secretary, Treasurer and Director	March 16, 2007

/s/ Guosheng Zhang ______________________________
Guosheng ZHANG	Independent Non-Executive Director	March 16, 2007

/s/ Qiang Luo _____________________________
Qiang LUO	Independent Non-Executive Director	March 16, 2007

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Exhibit 3.1.2

Certificate of Amendment to Articles of Incorporation as amended

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

International Debt Exchange Associates, Inc.

I, the undersigned, Con Unerkov do hereby certify:

That the Board of Directors of International Debt Exchange Associates, Inc. (the "Company"), at a meeting duly convened and held on the 19th day of September 2005, adopted a resolution to amend the original Articles of Incorporation as follows:

Article 1 is hereby amended to read as follows:

The name of the Corporation is as set forth below: China Media Group Corporation

The number of shares of the Company's common stock outstanding and entitled to vote on an amendment to the Articles of Incorporation was 15,477,335,000; and the said changes and amendments were unanimously adopted on the 19th day of September 2005 by the Company's stockholders.

/s/ Con Unerkov _________________________
Con Unerkov
Director

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Exhibit 5.1

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Exhibit 21.1

Subsidiaries of small business issuer

*	Ren Ren Media Group Limited
*	Good World Investments Limited
*	Beijing Ren Ren Health Culture Promotion Limited

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Exhibit 23.1

Consent of Independent Auditors, Kabani and Company, CPA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB-2 China Media Group Corporation of our report dated February 14, 2007 on our audits of the financial statements of China Media Group Corporation as of December 31, 2006 and the results of their operations and cash flows for each of the two years then ended, and the reference to us under the caption "Experts."

/s/ Kabani & Company, Inc.

___________________________

By: Kabani & Company, Inc.

Los Angeles, California

Dated March 16, 2007

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Exhibit 23.2

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